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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
APRIL 19, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 annual meeting of stockholders on Thursday, April 19, 2007, at the cafeteria on our property at 12500 TI Boulevard, Dallas, Texas, at 10:00 a.m. (Dallas time). At the meeting we will:

  Elect directors for the next year.

  Consider and act upon a board proposal to ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2007.

  Consider and act upon such other matters as may properly come before the meeting.

Stockholders of record at the close of business on February 20, 2007, are entitled to vote at the annual meeting.

We urge you to vote your shares as promptly as possible by: (1) accessing the Internet web site, (2) calling the toll-free number or (3) signing, dating and mailing the enclosed proxy.

Sincerely,

Joseph F. Hubach
Senior Vice President,
Secretary and
General Counsel

Dallas, Texas
March 9, 2007

EXECUTIVE OFFICES: 12500 TI BOULEVARD, DALLAS, TEXAS
MAILING ADDRESS: POST OFFICE BOX 660199, DALLAS, TEXAS 75266-0199

PROXY STATEMENT
March 9, 2007

VOTING PROCEDURES

TI’s board of directors requests your proxy for the annual meeting of stockholders on April 19, 2007. If you sign and return the enclosed proxy, or vote by telephone or on the Internet, you authorize the persons named in the proxy to represent you and vote your shares for the purposes mentioned in the notice of annual meeting. This proxy statement and related proxy are being distributed on or about March 9, 2007.

If you come to the meeting, you can of course vote in person. But if you don’t come to the meeting, your shares can be voted only if you have returned a properly signed proxy or followed the telephone or Internet voting instructions. If you sign and return your proxy but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the board of directors. You can revoke your authorization at any time before the shares are voted at the meeting.

ELECTION OF DIRECTORS

Directors are elected at the annual meeting to hold office until the next annual meeting and until their successors are elected and qualified. The board of directors has designated the following persons as nominees: JAMES R. ADAMS, DAVID L. BOREN, DANIEL A. CARP, CARRIE S. COX, THOMAS J. ENGIBOUS, DAVID R. GOODE, PAMELA H. PATSLEY, WAYNE R. SANDERS, RUTH J. SIMMONS, RICHARD K. TEMPLETON and CHRISTINE TODD WHITMAN. Gerald W. Fronterhouse, a highly valued director since 1986, has attained the age of 70 since his last election and is, therefore, ineligible under the company’s by-laws to stand for reelection in 2007. Mr. Fronterhouse is currently a member of the Audit Committee. If you return a proxy that is not otherwise marked, your shares will be voted FOR each of the nominees.

Nominees for Directorship

All of the nominees for directorship are now directors of the company. If any nominee becomes unable to serve before the meeting, the people named as proxies may vote for a substitute or the number of directors will be reduced accordingly.

JAMES R. ADAMS Director

Member, Governance and Stockholder Relations Committee.

Chairman of the board of the company, 1996-98. Group president, SBC Communications Inc., 1992-95; president and chief executive officer of Southwestern Bell Telephone Company, 1988-92.

DAVID L. BOREN Director

Chair, Governance and Stockholder Relations Committee.

President of the University of Oklahoma since 1994. U.S. Senator, 1979-94; Governor of Oklahoma, 1975-79. Director, AMR Corporation and Torchmark Corporation; chairman, Oklahoma Foundation for Excellence.

DANIEL A. CARP Director

Chair, Compensation Committee.

Chairman of the board and chief executive officer of Eastman Kodak Company, 2000-2005; director, 1997-2005. President of Eastman Kodak, 1997-2001, 2002-2003; chief operating officer, 2002-2003. Director, Liz Claiborne, Inc. and Norfolk Southern Corporation.

CARRIE S. COX Director

Member, Audit Committee.

Executive vice president and president of Global Pharmaceuticals at Schering-Plough Corporation since 2003. Executive vice president and president of Global Prescription Business at Pharmacia Corporation, 1997-2003.

THOMAS J. ENGIBOUS Chairman

Chairman of the board since 1998. President and chief executive officer of the company, 1996-2004. Joined the company in 1976; elected executive vice president in 1993. Chairman, Catalyst; director, J.C. Penney Company, Inc.; member, The Business Council; trustee, Southern Methodist University.

DAVID R. GOODE Director

Member, Governance and Stockholder Relations Committee.

Chairman of the board of Norfolk Southern Corporation, 1992-2006; chief executive officer, 1992-2005; president, 1991-2004. Director, Caterpillar, Inc., Delta Air Lines, Inc. and Russell Reynolds Associates, Inc.; member, The Business Council.

PAMELA H. PATSLEY Director

Chair, Audit Committee.

Senior executive vice president of First Data Corporation since 2000; president of its subsidiaries First Data International since 2002 and First Data Merchant Services, 2000-2002. President and chief executive officer of Paymentech, Inc., 1991-2000. Director, Molson Coors Brewing Company and Tolleson Wealth Management, Inc.; national trustee, Boys and Girls Clubs of America.

WAYNE R. SANDERS Director

Member, Audit Committee.

Chairman of the board of Kimberly-Clark Corporation, 1992-2003; chief executive officer, 1991-2002; director, 1989-2003. Director, Belo Corporation; national trustee and governor, Boys and Girls Clubs of America; trustee, Marquette University.

RUTH J. SIMMONS Director

Member, Compensation Committee.

President of Brown University since 2001. President of Smith College, 1995-2001; vice provost of Princeton University, 1992-95. Director, Pfizer, Inc. and The Goldman Sachs Group, Inc.; fellow, American Academy of Arts and Sciences; member, Council on Foreign Relations.

RICHARD K. TEMPLETON Director, President and Chief Executive Officer

President and chief executive officer of the company since 2004. Chief operating officer of the company, 2000-2004. Joined the company in 1980; elected president of the company’s Semiconductor Group and executive vice president in 1996. Chairman of the board, Semiconductor Industry Association; member, The Business Roundtable.

CHRISTINE TODD WHITMAN Director

Member, Compensation Committee.

Director and president of The Whitman Strategy Group. Administrator of the Environmental Protection Agency, 2001-2003; Governor of New Jersey, 1994-2000. Director, Council on Foreign Relations, S.C. Johnson & Son, Inc. and United Technologies Corp.

Director Nomination Process

The board is responsible for approving nominees for election as directors. To assist in this task, the board has designated a standing committee, the Governance and Stockholder Relations Committee (the Committee), which is responsible for reviewing and recommending nominees to the board. The Committee is comprised solely of independent directors as defined by the rules of the New York Stock Exchange (NYSE) and the board’s corporate governance guidelines. Our board of directors has adopted a written charter (Statement of Responsibilities) for the Committee. The charter can be found on our web site at www.ti.com/ corporategovernance.

It is a long-standing policy of the board to consider director nominees recommended by stockholders. A stockholder who wishes to recommend a prospective board nominee for the Committee’s consideration can write to the Secretary of the Governance and Stockholder Relations Committee, Texas Instruments Incorporated, Post Office Box 655936, MS 8658, Dallas, Texas 75265-5936. The Committee will evaluate the stockholder’s prospective board nominee in the same manner as it evaluates other nominees.

In evaluating prospective nominees, the Committee looks for the following minimum qualifications, qualities and skills:

  Outstanding achievement in the individual’s personal career.

  Breadth of experience.

  Soundness of judgment.

  Ability to make independent, analytical inquiries.

  Ability to contribute to a diversity of viewpoints among board members.

  Willingness and ability to devote the time required to perform board activities adequately (in this regard, the Committee will consider the number of other boards on which the individual serves as a director).

  Ability to represent the total corporate interests of TI (a director will not be selected to, nor will he or she be expected to, represent the interests of any particular group).

Stockholders, non-management directors, management and others may submit recommendations to the Committee. The board prefers a mix of experience among its members to maintain a diversity of viewpoints. For example, some board members may have spent much of their careers in business, some in government and some in academia. The board’s current size is within the desired range as stated in the board’s corporate governance guidelines.

Communications with the Board

Stockholders and others who wish to communicate with the board as a whole, or to individual directors, may write to them at: Post Office Box 655936, MS 8658, Dallas, Texas 75265-5936. All communications sent to this address will be shared with the board or the individual director, if so addressed.

Annual Meeting Attendance

It is a policy of the board to encourage directors to attend each annual meeting of stockholders. Such attendance allows for direct interaction between stockholders and members of the board. In 2006, all directors attended TI’s annual meeting of stockholders.

Director Independence

The board has adopted the following standards for determining independence.

A.	In no event will a director be considered independent if:

	1.	He or she is a current partner of or is employed by the company’s independent auditors; or

	2.	An immediate family member of the director is (a) a current partner of the company’s independent auditors or (b) currently employed by the company’s independent auditors and participates in the auditors’ audit, assurance or tax compliance (but not tax planning) practice.

B.	In no event will a director be considered independent if, within the preceding three years:

	1.	He or she was employed by the company (except in the capacity of interim chairman of the board, chief executive officer or other executive officer) or any of its subsidiaries;

	2.	He or she received more than $100,000 during any twelve-month period in direct compensation from TI (other than (a) director and committee fees and pension or other forms of deferred compensation and (b) compensation received for former service as an interim chairman of the board, chief executive officer or other executive officer);

	3.	An immediate family member of the director was employed as an executive officer by the company or any of its subsidiaries;

	4.	An immediate family member of the director received more than $100,000 during any twelve-month period in direct compensation from TI (excluding compensation as a non-executive officer employee of the company);

	5.	He or she was (but is no longer) a partner or employee of the company’s independent auditors and personally worked on the company’s audit within that time;

	6.	An immediate family member of the director was (but is no longer) a partner or employee of the company’s independent auditors and personally worked on the company’s audit within that time;

	7.	He or she was an executive officer of another company, at which any of TI’s current executive officers at the same time served on that company’s compensation committee;

	8.	An immediate family member of the director was an executive officer of another company at which any of TI’s current executive officers at the same time served on that company’s compensation committee;

	9.	He or she was, and remains at the time of the determination, an executive officer or employee of a company that made payments to, or received payments from, TI for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2 percent of the other company’s consolidated gross revenues for its last completed fiscal year (for purposes of this standard, charitable contributions are not considered “payments”); or

	10.	An immediate family member of the director was, and remains at the time of the determination, an executive officer of a company that made payments to, or received payments from, TI for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2 percent of the other company’s consolidated gross revenues for its last completed fiscal year (for purposes of this standard, charitable contributions are not considered “payments”).

C.	Audit Committee members may not accept any consulting, advisory or other compensatory fee from TI, other than in their capacity as members of the board or any board committee. Compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with TI (provided that such compensation is not contingent in any way on continued service).

D.	The following relationships will not be considered material relationships with the company for the purpose of determining director independence:

	1.	A director is an employee, director or trustee of a charitable organization and TI or the TI Foundation makes discretionary contributions to that organization that are less than the greater of $50,000 or 2 percent of the organization’s latest publicly available consolidated gross revenue.

	2.	A director is an employee, director or trustee of another entity that is indebted to TI or to which TI is indebted, and the total amount of either company’s indebtedness to the other is less than 2 percent of the total consolidated assets of the entity he or she serves as an executive officer, director or trustee.

For any other relationship, the determination of whether the relationship is material, and consequently whether the director involved is independent, will be made by directors who satisfy the independence criteria set forth in this section.

For purposes of these independence determinations, “immediate family member” will have the same meaning as under the NYSE rules.

Applying these standards, the board has determined that the following directors have no material relationship with the company other than as a director and are, therefore, independent: Mr. Adams, Mr. Boren, Mr. Carp, Ms. Cox, Mr. Fronterhouse, Mr. Goode, Ms. Patsley, Mr. Sanders, Ms. Simmons and Ms. Whitman. In its deliberations, the board considered Mr. Adams’s employment by the company in the role of independent chairman of the board from 1996 to 1998, and noted that the board’s independence standards specifically permit employment of an independent director as interim chairman with no effect on that director’s status (see B.1. above). The board also considered a charitable contribution the company made to an organization for which Ms. Patsley and Mr. Sanders serve as national trustees. The amount of the contribution was well within the “safe harbor” for charitable contributions contained in the independence standards (see D.1. above).

Directors’ Ages, Service and Stock Ownership

The table below shows the directors’ ages and beneficial ownership of common stock of the company and the year each became a director.

			Common Stock
		Director	Ownership at
Director	Age	Since	December 31, 2006*
J. R. Adams	67	1989	802,967
D. L. Boren	65	1995	88,312
D. A. Carp	58	1997	113,511
C. S. Cox	49	2004	14,115
T. J. Engibous	54	1996	5,440,595
G. W. Fronterhouse	70	1986	126,589
D. R. Goode	66	1996	112,482
P. H. Patsley	50	2004	18,291
W. R. Sanders	59	1997	99,004
R. J. Simmons	61	1999	84,028
R. K. Templeton	48	2003	4,504,563
C. T. Whitman	60	2003	25,411
____________________
*	Included in the common stock ownership shown above are:

		Shares Credited		Shares Credited
	Shares	to 401(k) and	Restricted	to Deferred
	Obtainable	Profit Sharing	Stock Units	Compensation
Director	Within 60 Days	Accounts	(in Shares) (1)	Account (2)
J. R. Adams	322,500	3,453	18,512	21,603
D. L. Boren	62,500	0	22,880	2,932
D. A. Carp	82,500	0	8,664	22,347
C. S. Cox	11,250	0	2,000	0
T. J. Engibous	5,319,696	18,133	0	0
G. W. Fronterhouse	82,500	0	22,880	0
D. R. Goode	82,500	0	13,632	16,350
P. H. Patsley	11,250	0	2,000	5,041
W. R. Sanders	82,500	0	9,600	1,304
R. J. Simmons	62,500	0	8,000	13,528
R. K. Templeton	4,022,696	11,096	470,000	0
C. T. Whitman	22,500	0	2,000	911
___________________

(1)	The non-employee directors’ restricted stock units are settled in TI stock generally upon the director’s termination of service provided he or she has served at least eight years or has reached the company’s retirement age for directors.

(2)	The shares in deferred compensation accounts are issued following the director’s termination of service.

Excludes shares held by a family member if a director has disclaimed beneficial ownership. Each director owns less than 1 percent of TI’s common stock. No director has pledged shares of TI common stock.

CORPORATE GOVERNANCE

The board has a long-standing commitment to responsible and effective corporate governance. A full description of our board’s corporate governance practices is available at www.ti.com/corporategovernance.

TI’s board of directors first adopted written governance guidelines and committee charters in 1973. Its policies and practices have evolved over time, adapting to meet the needs of TI and our stockholders, although some practices, such as maintaining a majority of independent directors, are of long standing. Our board’s commitment to governance is evidenced by the time members devote to TI matters. Historically the board has met at least eight times a year. TI directors have also long participated in strategic planning conferences in addition to the regular board meetings. Directors interact directly with managers other than the chief executive officer at board meetings and the strategic planning conferences. This practice facilitates the directors’ oversight efforts and also gives directors opportunities to evaluate those managers, aiding directors in succession planning considerations. The board and each of its committees conduct evaluations annually; changes to processes such as agenda setting, and expanded presentations to the board on certain topics, are examples of improvements that have resulted from those evaluations.

The Governance and Stockholder Relations Committee typically considers and makes recommendations to our board on governance matters. Membership of the Committee is determined by our board and the Committee consists entirely of independent directors. On page 12 of this proxy statement is a summary of the committee’s responsibilities.

Our board regularly undertakes an assessment of its governance practices. It did so as recently as 2006. Following are examples of significant governance practices at TI:

  Majority voting. Under TI’s by-laws, a director nominee must receive an affirmative vote from a majority of the shares present at the company’s annual meeting of stockholders in order to be elected. The board believes this majority vote standard appropriately gives stockholders a greater voice in the election of directors than does plurality voting. Under Delaware law, an incumbent director who fails to receive the required vote “holds over,” or continues to serve as a director, until his or her successor is elected and qualified. In order to address this “holdover” issue, board policy requires an incumbent nominee who fails to receive the required vote to tender a resignation. Following receipt of such a resignation, the board is required to act on it within 90 days of the certification of the vote. In considering whether to accept or reject the resignation, the board will consider all factors it deems relevant, including the underlying reason for the vote result, the director’s contributions to the company during his or her tenure, and the director’s qualifications. The board may accept or reject the resignation. Only independent directors will participate in the deliberations regarding a tendered resignation.

  The roles of chairman and chief executive officer. Our board believes that the company’s situation warrants separating the roles of chairman and chief executive officer. However, the board does not believe it is in the best interests of stockholders to be permanently bound to that structure. Instead, the board will determine the leadership structure that serves the company best at any given time. That structure may involve a separation of the roles of chief executive officer and chairman, or may involve the chief executive officer’s simultaneously serving as chairman, depending on current and anticipated circumstances.

  Retirement age and term limits. Our board maintains a retirement age of 70 for directors. The board has considered whether to institute term limits but concluded that term limits can result in the loss of directors who have developed, over a period of time, an in-depth understanding of the company and its strategic objectives, operations and challenges and, therefore, provide a valuable contribution to the board as a whole.

  Executive sessions and “lead director.” Non-management directors of the board meet in executive session at each regularly scheduled meeting and at such other times as the Committee recommends. Any management director, such as the chief executive officer, is excluded from these executive sessions. The chair of the appropriate board committee acts as chair at executive sessions at which the principal item to be considered is within the scope of authority of his or her committee or, if there is no single principal item, the chair of the Governance and Stockholder Relations Committee. This practice, by providing opportunities for leadership to more than one independent director, more fully engages the board members. Our board prefers this approach to the selection of one “lead director.”

  Director independence. Our board has historically been comprised almost entirely of independent directors. In accordance with the NYSE listing standards, the Committee has developed specified standards for determining independence. Those standards are listed beginning on page 6.

Governance Documents

The board’s corporate governance guidelines, the charters (Statements of Responsibilities) of the board’s committees, TI’s code of business conduct and our code of ethics for its chief executive officer and senior financial officers are available on our web site at www.ti.com/corporategovernance. Stockholders may request copies of these documents free of charge by writing to Texas Instruments Incorporated, P.O. Box 660199, MS 8657, Dallas, Texas, 75266-0199, Attn: Investor Relations.

BOARD ORGANIZATION

Board and Committee Meetings

During 2006, the board held 10 meetings. The board has three standing committees described below. The committees of the board collectively held 22 meetings in 2006. Overall attendance at board and committee meetings was approximately 99 percent.

Committees of the Board

Audit Committee. The Audit Committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. All members of the Audit Committee are independent under the rules of the NYSE and the board’s corporate governance guidelines. From January 1 to April 20, 2006, the members of the committee were: Mr. Adams (Chair), Ms. Cox, Mr. Fronterhouse and Ms. Patsley. Since April 20, 2006, the Committee members have been Ms. Patsley (Chair), Ms. Cox, Mr. Fronterhouse and Mr. Sanders. The Audit Committee is generally responsible for:

  Appointing, compensating, retaining and overseeing TI’s independent registered public accounting firm.

  Reviewing the annual report of TI’s independent registered public accounting firm related to quality control.

  Reviewing TI’s annual reports to the SEC, including the financial statements and the “Management’s Discussion and Analysis” portion of those reports, and recommending appropriate action to the board.

  Reviewing TI’s audit plans.

  Reviewing before issuance TI’s news releases regarding annual and interim financial results and discussing with management any related earnings guidance that may be provided to analysts and rating agencies.

  Discussing TI’s audited financial statements with management and the independent registered public accounting firm, including a discussion with the firm regarding the matters required to be discussed by Statement of Auditing Standards No. 61.

  Reviewing relationships between the independent registered public accounting firm and TI in accordance with Independence Standards Board Standard No. 1.

  Reviewing and discussing the adequacy of TI’s internal accounting controls and other factors affecting the integrity of TI’s financial reports with management and with the independent registered public accounting firm.

  Creating and periodically reviewing TI’s whistleblower policy.

  Reviewing TI’s risk assessment and risk management policies.

The board has determined that all members of the Audit Committee are financially literate and have financial management expertise, as the board has interpreted such qualifications in its business judgment. In addition, the board has designated Ms. Patsley as the audit committee financial expert as defined in the Securities Exchange Act of 1934, as amended.

The Audit Committee met 6 times in 2006. The Audit Committee holds regularly scheduled meetings and reports its activities to the board. The dates on which meetings will occur are generally set three years in advance to coincide with board meetings. The committee also continued its long-standing practice of meeting directly with our internal audit staff to discuss the audit plan and to allow for direct interaction between Audit Committee members and our internal auditors. See page 49 for a report of the committee.

Compensation Committee. The Compensation Committee consists of three independent directors. From January 1 to April 20, 2006, the members of the committee were Mr. Sanders (Chair), Mr. Carp and Ms. Simmons. Since April 20, 2006, the committee members have been Mr. Carp (Chair), Ms. Simmons and Ms. Whitman. The committee is responsible for:

  Reviewing and approving company goals and objectives relevant to CEO compensation.

  Evaluating the CEO’s performance in light of those goals and objectives.

  Setting the compensation of the CEO and other executive officers.

  Making recommendations to the board regarding:
  Institution and termination of, revisions in and actions under employee benefit plans that (i) increase benefits only for officers of the company or disproportionately increase benefits for officers of the company more than other employees of the company, (ii) require or permit the issuance of the company’s stock or (iii) the board must approve.

  Reservation of company stock for use as awards of grants under plans or as contributions or sales to any trustee of any employee benefit plan.

  Purchase of company stock in connection with employee benefit plans.
  Taking action as appropriate regarding the institution and termination of, revisions in and actions under employee benefit plans that are not required to be approved by the board; administration of employee benefit plans; and the approval and execution of employee benefit plan documents, contracts with employee benefit plan providers and other third parties.

The Compensation Committee holds regularly scheduled meetings and reports its activities to the board. The dates on which meetings will occur are generally set three years in advance to coincide with board meetings. During 2006, the committee met 8 times. See page 28 for a report of the committee.

In performing its functions, the committee is supported by the company’s Human Resources organization. The committee has authority to retain independent experts and advisors. During 2006, the committee retained the services of an independent compensation consultant. The consultant, Pearl Meyer & Partners, was engaged directly by the committee. The committee instructed the consultant to advise it directly on executive compensation philosophy, strategies, pay levels and decision-making processes. Additionally, the committee instructed the consultant to assist our Human Resources organization in its support of the committee on such items as identifying peer-group companies, analyzing the market level of compensation and developing compensation recommendations relating to the CEO and other executive officers. The committee required that any further engagement or use of the consultant be approved in advance by the committee chair. During 2006, the consultant provided no services to management.

The Compensation Committee considers executive compensation in a multistep process that involves the review of market information, performance data and possible compensation levels over several meetings leading to the annual determinations in January. Before setting executive compensation, the committee reviews the total compensation and benefits of the executive officers and considers the impact that their retirement, or termination under various other scenarios, would have on their compensation and benefits.

The CEO and the senior vice president responsible for Human Resources, who is an executive officer, are regularly invited to attend meetings of the committee but are excused from the meeting during any discussion of their own compensation. No executive officer determines his or her own compensation or the compensation of any other executive officer. As members of the board, the members of the committee receive information concerning the performance of the company during the year and interact with our management. During the committee’s deliberations on executive compensation, the CEO gives the committee and the board an assessment of his own performance during the year just ended. He also reviews the performance of the other executive officers (except the chairman) with the committee and makes recommendations regarding their compensation. The senior vice president responsible for Human Resources assists in the preparation of and reviews the compensation recommendations made to the committee other than for her compensation.

The Compensation Committee’s charter provides that it may delegate its power, authority and rights with respect to TI’s long-term incentive plans, Executive Officer Performance Plan, employee stock purchase plan and employee benefit plans as the committee deems appropriate to (i) one or more committees of the board established or delegated authority for that purpose; or (ii) employees or committees of employees except that no such delegation may be made with respect to compensation of the company’s executive officers.

Pursuant to that authority, the Compensation Committee has delegated to a special committee established by the board the authority to grant stock options and restricted stock units under the company’s long-term incentive plans, subject to limits established by the committee. The sole member of the special committee is Mr. Templeton. With respect to each of TI’s two long-term incentive plans, the special committee is authorized to grant, amend or terminate (i) up to 500,000 restricted stock units per year and (ii) stock options and restricted stock units for an aggregate amount up to 2 million shares per year. The special committee has no authority to grant, amend or terminate any form of compensation to TI’s executive officers. The special committee has typically used its delegated authority to make grants of stock options as needed between regularly scheduled meetings of the Compensation Committee to newly hired employees, for retention of existing employees and to meet the requirements under certain foreign laws that the grants be made only during certain periods as a condition to qualifying for favorable tax treatment. The Compensation Committee regularly reviews the grant activity of the special committee.

Governance and Stockholder Relations Committee. All members of the Governance and Stockholder Relations Committee are independent. From January 1 to April 20, 2006, the members of the committee were Mr. Boren (Chair), Mr. Goode and Ms. Whitman. Since April 20, 2006, the committee members have been Mr. Boren (Chair), Mr. Adams and Mr. Goode. The Governance and Stockholder Relations Committee is generally responsible for:

  Making recommendations to the board regarding:
  The development and revision of our corporate governance principles.

  The size, composition and functioning of the board and board committees.

  Candidates to fill board positions.

  Nominees to be designated for election as directors.

  Compensation of board members.

  Organization and responsibilities of board committees.

  Succession planning by the company.

  Issues of potential conflicts of interest involving a board member raised under TI’s conflict of interest policy.

  Topics affecting the relationship between management and stockholders, and public issues.

  Responses to proposals submitted by stockholders.

  Reviewing:
  Contribution policies of the company and of the TI Foundation.

  Revisions to TI’s code of ethics.
  Overseeing an annual evaluation of the board and the committees.

The Governance and Stockholder Relations Committee met 8 times in 2006. The Governance and Stockholder Relations Committee holds regularly scheduled meetings and reports its activities to the board. The dates on which meetings will occur are generally set three years in advance to coincide with board meetings. See page 5 for a discussion of stockholder nominations and communications with the board.

DIRECTOR COMPENSATION

The Governance and Stockholder Relations Committee has responsibility for reviewing and making recommendations to the board on compensation for non-employee directors. The board makes the final determination of compensation for non-employee directors. The Committee has no authority to delegate its responsibility regarding director compensation. In carrying out this responsibility it is supported by TI’s Human Resources organization. The Chairman, the CEO, the senior vice president responsible for Human Resources and the Secretary also review the Committee’s recommendations. The Chairman and CEO also vote, as members of the board, on the compensation of non-employee directors.

Following are the compensation arrangements for all non-employee directors from January 1 to November 29, 2006:

  Annual retainer of $70,000 for board and committee service.

  Additional annual retainer of $10,000 for the chair of the Audit Committee.

  Additional annual retainer of $5,000 for each of the chairs of the Compensation Committee and the Governance and Stockholder Relations Committee.

  $1,000 per day compensation for other activities designated by the Chairman.

Under the terms of the Texas Instruments 2003 Director Compensation Plan (Director Plan), which was approved by stockholders in April 2003, all non-employee directors also received a 10-year option to purchase 15,000 shares of the company’s common stock. The purchase price of the shares is 100 percent of the fair market value on the date of grant. These nonqualified options become exercisable in four equal annual installments beginning on the first anniversary date of the grant and also may become fully exercisable in the event of a change in control (as defined in the plan) of TI.

In 2006, the Governance and Stockholder Relations Committee reviewed the market for director compensation. As a part of this effort, it retained Pearl Meyer & Partners as its independent consultant to advise on market practices. The chair of the Compensation Committee approved the engagement of the consultant for this purpose. The Committee also considered compensation practices at TI, including the use of both restricted stock units and stock options at the executive officer level. Following its review, the Committee recommended to the board and the board approved changes to the compensation of non-employee directors. Effective November 30, 2006, the compensation arrangements for non-employee directors are:

  Annual retainer of $80,000 for board and committee service.

  Additional annual retainer of $20,000 for the chair of the Audit Committee.

  Additional annual retainer of $10,000 for each of the chairs of the Compensation Committee and the Governance and Stockholder Relations Committee.

  Annual grant of a stock option to purchase 7,000 shares of TI common stock. The terms of the stock options are as described above.

  Annual grant of 2,500 restricted stock units. The restricted stock units vest on the fourth anniversary of their date of grant and upon a change in control as defined in the Director Plan. The director may defer settlement of the restricted stock units at his or her election. Upon settlement, the director will receive one share of TI common stock for each restricted stock unit. Dividend equivalents are paid on the restricted stock units at the same rate as dividends on TI common stock.

  $1,000 per day compensation for other activities designated by the Chairman.

The board has determined that grants of equity compensation to non-employee directors should be timed to occur when grants are made to our U.S. employees in connection with the annual compensation review process. Accordingly, equity grants to non-employee directors are made in January. Please see the discussion regarding the timing of equity compensation grants in the Compensation Discussion and Analysis at page 20.

Directors are not paid a fee for meeting attendance, but we reimburse non-employee directors for their travel, lodging and related expenses incurred in connection with attending board, committee and stockholders meetings and other designated TI events. In addition, non-employee directors may use company aircraft for travel to and from these meetings and other designated events. On occasion, directors’ spouses are invited to attend board events; the spouses’ expenses incurred in connection with attendance at those events are also reimbursed.

Under the Director Plan, some directors have chosen to have all or part of their cash compensation deferred until they leave the board (or certain other specified times). The deferred amounts were credited to either a cash account or stock unit account. Cash accounts earned interest from TI at a rate (currently based on published interest rates on certain corporate bonds) set forth in the Director Plan. For 2006, that rate was 5.22 percent. Stock unit accounts fluctuated in value with the underlying shares of TI common stock, which will be issued after the deferral period. Dividend equivalents are paid on these stock units. Please see the Director Compensation table below for information regarding individual directors’ deferred compensation.

We have arrangements with certain customers whereby our employees may purchase specific consumer products containing TI manufactured components at discounted pricing. Under these arrangements, directors were entitled to participate on the same terms and conditions available to employees.

Non-employee directors are not eligible to participate in any TI-sponsored pension plan.

2006 Director Compensation

The following table shows the compensation of the company’s non-employee directors for services in all capacities to TI in 2006, except as otherwise indicated.

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned or	Stock	Option	Non-Equity	Deferred	All Other
	Paid in	Awards	Awards	Incentive Plan	Compensation	Compensation
Name	Cash ($)(1)	($)(2)	($)(3)	Compensation ($)	Earnings	($)(4)	Total ($)
J. R. Adams	$74,167	0	$177,750	0	0	$2,876	$254,793
D. L. Boren	$76,249	0	$177,750	0	0	$14,507	$268,506
D. A. Carp	$74,583	0	$177,750	0	0	$9,571	$261,904
C. S. Cox	$70,833	0	$175,526	0	0	$260	$246,619
G. W. Fronterhouse	$70,833	0	$177,750	0	0	$23,353	$271,936
D. R. Goode	$70,833	0	$177,750	0	0	$13,397	$261,980
P. H. Patsley	$78,334	0	$175,526	0	0	$260	$254,120
W. R. Sanders	$72,499	0	$177,750	0	0	$26,991	$277,240
R. J. Simmons	$70,833	0	$175,526	0	0	$3,391	$249,750
C. T. Whitman	$70,833	0	$175,526	0	0	$260	$246,619
____________________

(1)	Includes amounts deferred at the director’s election. As discussed above, directors can elect to defer all or part of their compensation. The table below shows the percentage of 2006 compensation deferred by each director and the total plan account balance representing all amounts each director has elected to defer since becoming a member of the board, and earnings on those amounts, as of December 31, 2006.

		Balance as of
		December 31, 2006, of
	Percentage of 2006	Deferred
Name	Compensation Deferred (a)	Compensation Account (b)
J. R. Adams	100%	$622,166
D. L. Boren	10%	$84,442
D. A. Carp	100%	$643,594
C. S. Cox	0%	$0
G. W. Fronterhouse	0%	$0
D. R. Goode	100%	$470,880
P. H. Patsley	100%	$145,181
W. R. Sanders	0%	$37,555
R. J. Simmons	0%	$437,109
C. T. Whitman	40%	$26,237
____________________
(a)	All deferral elections were to a stock unit account that mirrors the performance of TI common stock.

(b)	To the extent that a director has elected to defer his or her compensation into a stock unit account, the amount shown is the number of stock units in the account as of December 31, 2006, multiplied by $28.80, the closing price of TI’s common stock on December 29, 2006.

(2)	No stock awards were made to the directors in 2006. The table below shows the aggregate number of shares underlying outstanding restricted stock units held by the named directors as of December 31, 2006.

Restricted Stock
Name	Units (in shares)
J. R. Adams	18,512
D. L. Boren	22,880
D. A. Carp	8,664
C. S. Cox	2,000
G. W. Fronterhouse	22,880
D. R. Goode	13,632
P. H. Patsley	2,000
W. R. Sanders	9,600
R. J. Simmons	8,000
C. T. Whitman	2,000

Each restricted stock unit represents the right to receive one share of TI common stock at the time of retirement from the board or upon the earlier of termination of service from the board after completing eight years of service or because of death or disability. Dividend equivalents are paid on the restricted stock units at the same rate as dividends on TI common stock.

(3)	Shown is the expense recognized in TI’s 2006 financial statements in accordance with Statement of Financial Accounting Standard (SFAS) 123(R) for all outstanding awards relating to the named director. In calculating these amounts, as required by the SEC, no estimates were made for forfeitures. For directors who are considered retirement eligible (generally, directors with eight years of service), the SFAS 123(R) expense is recognized over a six-month period; consequently, the table includes the full expense of the 2006 stock option grant. For directors who are not retirement eligible, the SFAS 123(R) expense is recognized over a one-year period from date of grant; consequently, the table includes a portion of the expense for the 2005 and 2006 stock option grants. Messrs. Adams, Boren, Carp, Fronterhouse, Goode and Sanders are retirement eligible. The grant date fair value of the options granted in 2006 calculated in accordance with SFAS 123(R) is $177,750. The discussion of the assumptions used for purposes of calculating the SFAS 123(R) expense and the grant date fair value, which appears on pages 14-15 and 23-24 of Exhibit 13 to TI’s annual report on Form 10-K for the year ended December 31, 2006, is incorporated herein by reference.

The table below shows the aggregate number of shares underlying outstanding stock options held by the named directors as of December 31, 2006.

Name	Options (in shares)
J. R. Adams	345,000
D. L. Boren	85,000
D. A. Carp	105,000
C. S. Cox	30,000
G. W. Fronterhouse	105,000
D. R. Goode	105,000
P. H. Patsley	30,000
W. R. Sanders	105,000
R. J. Simmons	85,000
C. T. Whitman	45,000

The options have a 10-year term. The exercise price is 100 percent of the fair market value on the date of grant. These nonqualified options become exercisable in four equal annual installments beginning on the first anniversary of the date of grant and also become fully exercisable in the event of a change in control as defined in the Director Plan.

(4)	All Other Compensation in 2006 consists of the annual cost of premiums for life, medical, travel and accident insurance policies and, for certain directors, the incremental cost of use of TI aircraft relating to attendance at TI board meetings and payments pursuant to the Director Award Program. Each director whose service commenced prior to June 20, 2002, is eligible to participate in the Director Award Program, a charitable donation program under which we will contribute a total of $500,000 per eligible director to as many as three educational institutions recommended by the director and approved by us. The contributions are made following the director’s death. Directors receive no financial benefit from the program, and all charitable deductions belong to the company. In accordance with SEC rules, we have included the company’s annual costs under the program in All Other Compensation of the directors who are eligible to participate. These costs include third-party administrator fees for the program and premiums on life insurance policies to fund the program. Messrs. Adams, Boren, Carp, Fronterhouse, Goode and Sanders are eligible to participate in this program. The cost attributable to each of Messrs. Boren and Goode for their participation in the program was $11,741. For the other participating directors, the attributable cost was below the $10,000 reporting threshold. Amounts shown for Messrs. Fronterhouse and Sanders also include the incremental cost of use of TI aircraft relating to attendance at board meetings. These amounts were valued using the same methodology as set forth in note 7(d) to the Summary Compensation Table.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section describes TI’s compensation program for executive officers. The discussion focuses on the program and decisions for 2006. We address why we believe the program is right for our company and our stockholders, and we explain how compensation is determined.

Currently, TI has 14 executive officers. These executives have the broadest job responsibilities and policy-making authority in the company. We hold them accountable for the company’s performance and for maintaining a culture of strong ethics. Details of compensation for our CEO, CFO and the three other highest paid executive officers (collectively called the “named executive officers”) can be found in the tables beginning on page 29.

Overview

What person or group is responsible for determining the compensation levels of executive officers?

The Compensation Committee of our board of directors determines compensation for all executive officers. In doing so, the committee reviews the performance of the company, assesses the performance of the individuals, and confers with an independent consultant about compensation for comparable executives in the high-tech industry. The committee works directly with the compensation and benefits professionals in the company’s Human Resources organization. The committee also receives the CEO’s recommendations on compensation for other executive officers and consults with the board of directors.

The ability of committee members to judge performance effectively is enhanced by the exposure they get to TI’s operations as members of our board of directors. The board participates in regular updates on our business priorities, strategies and results. As a result, the board has frequent interaction with and open access to executive officers. This gives them considerable opportunity to ask questions and assess the performance of the executives and the company.

The committee consists entirely of independent directors. Membership of the committee is determined by our board of directors. The committee chair regularly reports on committee actions and recommendations at board meetings.

What are the objectives of our compensation program for executive officers, and what is it designed to reward?

The objective of the compensation program for our executive officers is to hold them accountable for the financial and competitive performance of the company, and for their individual contribution toward the company’s results. To do this, the compensation program is based on two fundamental principles:

1.	Pay for performance – specifically, pay better than the market median for performance that is superior to competitors, and pay below the market median for performance that is inferior to competitors.

2.	Deliver rewards in ways that encourage executives to think and act in both the near-term and long-term interests of our stockholders.

The committee judges our one-year and three-year performance based on three specific measures: revenue growth, operating margin and total shareholder return. Additionally, the committee assesses the company’s strategic progress in key markets and technologies.

Most critical in the committee’s assessment is TI’s performance as compared to competitors. With the benefit of hindsight, the committee reviews the measures listed above against the same measures for our competitors. These reviews occur during several committee meetings leading up to the compensation decisions after year-end, at which time compensation is finalized. We believe this approach is important, as our industry changes rapidly and thresholds that appear challenging at the beginning of a year could prove to be irrelevant by year-end. By holding executives accountable for superior performance, we believe TI’s compensation program creates a more competitive, successful company for our stockholders.

What are the elements of executive compensation?

There are two primary elements:

1.	Near-term compensation paid in cash, consisting of base salary, profit sharing and performance bonus.

2.	Long-term compensation awarded in equity, consisting generally of stock options and restricted stock units.

Based on the company’s and the executive’s performance, some or all of these elements could be used in any given year.

Executives also have certain benefits, as do other employees. These are retirement benefits, an employee stock purchase plan, health and life insurance, and the opportunity to defer cash compensation. There also are a few perquisites for executive officers that are not generally available to other TI employees. These benefits and perquisites are described under the heading Benefits below.

All executive officers are employed at will. None has an employment contract.

Why do we choose to pay each element and how do we decide how much to pay?

We believe the combination of near-term and long-term compensation strikes the right balance between steady pay and highly leveraged performance-based rewards that promote stockholders’ interests.

The Compensation Committee determines which elements to use and sets the levels of executive compensation. Executive compensation is reviewed annually on a regular cycle that is carried out over the course of the year, culminating in January. From time to time, off-cycle changes are made to an individual executive’s compensation as the result of an increase in job responsibility or for purposes of retention.

The specifics of each element are as follows:

Near-Term Compensation, Paid in Cash

This is a combination of base salary, profit sharing and performance bonus. Our approach is to deliver total cash compensation that reflects the company’s absolute and relative performance, as well as the executive’s individual contribution to that performance. Thus, if the company and the individual perform better than competitors, our goal is to deliver total cash compensation that is generally above the market median. If performance is below that of competitors, total cash compensation will be generally below the market median.

Base Salary - This is the basic, least variable form of compensation for the job an executive officer does. TI generally pays base salaries that are slightly below the market median for officers performing comparable jobs, although this can vary depending on an individual’s performance. Because we target base salary levels below the median, we are able to put a higher percentage of compensation into variable, performance-based elements such as bonus. Executives with the highest level of responsibility have the lowest percentage of their cash compensation fixed as base salary.

The Compensation Committee estimates the market median for a job by gathering the best available information about base salaries for similar jobs at a “Comparator Group” of companies. The sources for information include survey data, proxy statements and other SEC filings, and the advice of the committee’s independent compensation consultant.

The Comparator Group is intended to reflect the markets in which we compete for key talent. It consists of competitor and other high-technology companies. The competitors include large and small companies, both broad-based suppliers and niche suppliers, that operate in our key markets of analog and/or digital signal processors (DSPs) or offer technology that competes with our products.

Every three years, the committee resets the Comparator Group after thoroughly reviewing the companies for comparability in markets and performance. Annually the committee considers whether it would be appropriate to make selective changes to the Comparator Group (for example, because a Comparator Group company has divested its semiconductor operations or merged with another Comparator Group company). This process is designed to keep the Comparator Group generally stable but also reflective of changes in relevant markets.

We describe the Comparator Group in more detail below, under the heading Analysis of Compensation Determinations for 2006.

Profit Sharing - This element is moderately variable and scales up or down depending on the company’s annual operating margin. The program emphasizes that every individual in the company, including executive officers, contributes to the company’s profitability and can share in it. The threshold for profit sharing is 10 percent annual operating margin, at which point the company pays 2 percent of base salary to each employee. At an annual operating margin of 35 percent, the company pays maximum profit sharing of 20 percent of base salary. In 2006, TI delivered annual operating margin of 23.6 percent. As a result, all employees, including executive officers, received profit sharing of 8.8 percent of base salary.

Performance Bonuses - This element is highly variable and depends on the company’s performance.

We have a bonus plan for executive officers that was approved by stockholders (see specifics below). In exercising its discretion as permitted under this stockholder-approved plan, the Compensation Committee assesses the following:

1.	How well we performed against our competitors. The primary factors in this determination are our revenue growth, operating margin and total shareholder return.

2.	Whether the individual executive achieved financial and non-financial results that contributed positively to the performance of the company.

In this assessment, the competitors against which the committee compares the company’s performance are those included in the Comparator Group of companies. For more information about the performance assessment, see the discussion of performance bonuses under the heading Analysis of Compensation Determinations for 2006.

In 2002, stockholders approved a bonus plan for executive officers (the Texas Instruments Executive Officer Performance Plan). Under the plan, executive officers can be paid a cash bonus equal to 0.5 percent of the company’s consolidated income (as defined in the plan). However, the Compensation Committee has the discretion to set bonuses at a lower level if it decides it is appropriate to do so. The plan is intended to ensure that performance bonuses are fully tax deductible under Section 162(m) of the Internal Revenue Code (IRC), which generally limits the deductibility of compensation paid the CEO and any of the four other most highly compensated executives to $1 million annually unless the compensation is performance-based. The committee’s general policy is to award bonuses within the plan, but it may decide to pay a bonus outside the plan if it determines that it is in our stockholders’ best interests to do so.

Long-Term Compensation, Awarded in Equity

The Compensation Committee grants long-term compensation in the form of nonqualified stock options and restricted stock units. The committee believes that equity compensation promotes long-term focus, aligns our executives’ interests with those of our stockholders, and helps us retain key individuals. Members of our executive team are highly regarded and sought after in the semiconductor and other high-technology industries, and the committee believes it is important to retain a strong, capable executive team. Because none of our executive officers has an employment contract, the committee believes that equity is its strongest compensation tool for retention. It grants equity compensation through a combination of nonqualified stock options and restricted stock units. This combination encourages retention in all market environments.

Nonqualified Stock Options - Each stock option represents the right to purchase a specified number of shares of our common stock at a set exercise price subject to the terms and conditions of an option agreement. The exercise price is the fair market value of TI stock on the day the committee granted the option. As a result, any value that an executive receives from a stock option is solely the result of increases in the value of TI stock. An increase in the value of TI stock benefits all our stockholders, thus aligning executive and stockholder interests. Our options become exercisable over four years in increments of 25 percent, beginning one year from the date of grant. They have a term of 10 years.

In November 2006, the committee decided that beginning with grants in 2007, the exercise price of stock options would be based on the closing price of TI common stock on the grant date. The exercise price of earlier grants was based on the average of the high and low price of TI stock on the grant date. The committee decided to make this change to be more consistent with market practices and to simplify disclosure of the grants.

Restricted Stock Units - Each restricted stock unit represents the right to receive a share of our common stock on a specific day in the future (known as the “vesting date”). The vesting date is generally four years after the grant date. Therefore, the value of the grant depends on the value of our stock on the vesting date. Because restricted stock units will have value in all market conditions, they add to retention value and are granted primarily for that purpose.

For further details on the terms and conditions of stock options and restricted stock units, please see Potential Payments upon Termination or Change in Control beginning on page 38.

Just as with cash, the Compensation Committee determines all long-term awards. Its approach is to keep equity compensation competitive with the market, yet reflective of the individual’s performance and long-term value to the company. To achieve this, the committee does the following:

1.	Identifies the estimated median number of shares awarded by the Comparator Group of companies to executives in similar positions;

2.	Considers the value of such awards (value is estimated using the same methodology used for financial accounting purposes);

3.	Evaluates the executive’s level of current and potential job responsibility, and assesses the company’s desire to retain that executive over the long term;

4.	Considers the retention value in existing long-term equity for that executive; and then

5.	Sets a number of shares that it believes reflects all of the above.

When do we grant stock options and restricted stock units?

Stock options and restricted stock units are granted by the Compensation Committee at its January meeting each year. The dates on which these meetings occur are set three years in advance. The January meetings of the board and the committee generally occur in the week or two before we announce our financial results for the previous quarter and year.

On occasion, the committee may grant stock options or restricted stock units to executives at times other than January. For example, it has done so in connection with job promotions and for purposes of retention. In June 2006, the committee granted additional restricted stock units to a named executive officer in connection with a significant increase in his job responsibilities.

We have no program, plan or practice to coordinate equity grants with the release of material information. The committee does not accelerate or delay equity grants in response to material information, nor do we delay the release of information due to plans for making equity grants.

How do our decisions regarding each element affect decisions regarding other elements?

The Compensation Committee considers total compensation when setting the compensation of the executive officers. The committee reviews each executive officer’s total compensation and benefits package. In doing so, the committee considers the retention value of the long-term equity currently held by the executive and it considers the impact that retirement or termination would have on the executive’s total package. Based on this review, the committee may decide to adjust one or more elements of an executive’s total compensation. For example, the committee might increase the proportion of restricted stock units in order to increase retention value.

Certain compensation decisions may specifically affect other elements of compensation. Because profit sharing is paid as a percentage of the employee’s base salary, increases in base salary also increase the amount of profit sharing to which employees are entitled. In addition, for the reason described in the next paragraph, increases in base salary and performance bonus may increase the benefits for named executive officers other than Mr. Templeton and Mr. Delfassy under the company’s qualified and nonqualified defined benefit pension plans. The committee considers these effects when it sets salary and performance bonus levels.

Benefits under the defined benefit pension plans are calculated on the basis of the participant’s highest average eligible earnings (salary plus bonus) over a consecutive five-year period. As a result, an increase in salary or bonus will typically result in increased benefits for the participant if his or her eligible earnings for the five consecutive years including the current year are higher than in other five-year periods. Salary or bonus increases for Mr. Templeton do not result in greater benefits for him under the company’s defined benefit pension plans because his benefits under those plans were frozen in 1997. Mr. Delfassy does not participate in the defined benefit pension plans. For further information about the retirement benefits of Mr. Templeton and Mr. Delfassy and our retirement plans generally, please see the discussion under the heading Benefits below.

Analysis of Compensation Determinations for 2006

As in past years, the Compensation Committee followed a well-defined, multi-month process to determine executive compensation for 2006. Below we discuss the determinations for the named executive officers.

  January 2006 – The committee set base salaries and awarded long-term equity compensation (consisting of stock options and restricted stock units) for 2006.

  The committee set the base salary of each named executive officer at the level stated in note 1 to the Summary Compensation Table. In keeping with its strategy, the committee generally targeted base salary for the named executive officers below the median level of salaries for similarly situated executives of the Comparator Group of companies.1 The committee set individual base salary rates after assessing the level of the officer’s job responsibility and the complexity and impact of the organization for which the individual was responsible. There was limited market information about executive chairmen. In its analysis, the committee determined that the chairman continues to play an important and valuable role in setting the strategic direction of the company, in addition to his role in the functioning of the board. The committee, therefore, determined the appropriate rate of increase for the chairman was a rate approximately equivalent to the average rate of increase for other executive officers.
____________________

1	The Comparator Group used for decisions in January 2006 consisted of the following companies:

a)	Competitors: Agere Systems Inc., Altera Corporation, Analog Devices, Inc., Broadcom Corporation (for performance comparison only), Conexant Systems, Inc., Fairchild Semiconductor International, Inc., Freescale Semiconductor, Inc., Intel Corporation, Intersil Corporation, Linear Technology Corporation, LSI Logic Corporation, Maxim Integrated Products, Inc., Microchip Technology Incorporated, National Semiconductor Corporation, ON Semiconductor Corporation, QUALCOMM Incorporated, STMicroelectronics N.V. (for performance comparison only) and Xilinx, Inc.

b)	Other technology companies: Applied Materials, Inc., Cisco Systems, Inc., Dell Inc., Jabil Circuit, Inc., KLA-Tencor Corporation, Lexmark International, Inc., Microsoft Corporation, Motorola, Inc. and Oracle Corporation.

The committee granted long-term equity compensation to the named executive officers generally using a mix of stock options and restricted stock units. In determining long-term awards, the committee targeted share amounts at the estimated median level of equity compensation, in this case the range between the 40th and 60th percentile, awarded by the Comparator Group of companies to officers performing similar functions. The market median level was estimated to be generally unchanged from 2005. Before setting the individual share amounts, the committee also considered the estimated value of the grant and whether it appropriately reflected the officer’s level of responsibility, the complexity of his or her organization, and the impact of that organization on the company. Based on this assessment, the committee decided to make grants at generally the same level as in 2005, except that for Mr. Templeton, the number of shares under stock options was lowered and the number of restricted stock units raised from the 2005 grant level so that they would be in approximately the same ratio as for the other executive officers, thereby increasing the retention value of his equity compensation. Because the market median was generally unchanged from 2005, the committee decided to award stock options to the chairman at the same level as in that year.

All grants of equity compensation were made under the Texas Instruments 2000 Long-Term Incentive Plan, which stockholders approved in April 2000. The options have a 10-year term and become exercisable in four equal annual installments starting one year after grant. The stock options have an exercise price equal to the fair market value, which was determined as the average of the high and low price (rounded to the next highest penny), of TI common stock on the date they were granted by the Compensation Committee. The restricted stock units have a vesting date of four years from the date of grant.

  April 2006 – The committee again retained Pearl Meyer & Partners as its independent consultant on executive compensation. The committee instructed the consultant to advise it directly on executive compensation philosophy, strategies, pay levels and decision-making processes. Additionally, the committee instructed the consultant to assist the company’s Human Resources organization in its support of the committee on such items as identifying peer-group companies, analyzing the market level of compensation and developing compensation recommendations relating to the CEO and other executive officers. The committee required that any further engagement or use of the consultant be approved in advance by the committee chair.

  June 2006 – The committee reviewed and updated the list of Comparator Group companies for the compensation decisions it would make in January 2007.2 The committee increased the base salary of a named executive officer (Mr. Lowe) and awarded him restricted stock units in connection with a significant increase in his job responsibilities.

  October 2006 – The committee reviewed compensation market data for the company-wide employee population and made an interim assessment of the company’s relative financial performance. It also reviewed preliminary budgets for base salary increases, performance bonuses and equity compensation for TI’s workforce worldwide.

  November 2006 – The committee reviewed executive compensation market data and assessed the company’s performance, and also considered preliminary recommendations for executive compensation to be awarded in January 2007.

  January 2007 – The committee finalized 2006 bonus compensation for executive officers based on its assessment of 2006 performance.

____________________

[2]a)	Competitors: Advanced Micro Devices, Inc., Agere Systems Inc., Altera Corporation, Analog Devices, Inc., Broadcom Corporation, Conexant Systems, Inc., Fairchild Semiconductor International, Inc., Freescale Semiconductor, Inc., Intel Corporation, Intersil Corporation, Linear Technology Corporation, LSI Logic Corporation, Maxim Integrated Products, Inc., Microchip Technology Incorporated, National Semiconductor Corporation, ON Semiconductor Corporation, QUALCOMM Incorporated, STMicroelectronics N.V. (for performance comparison only) and Xilinx, Inc.

b)	Other technology companies: Apple Computer, Inc., Applied Materials, Inc., Cisco Systems, Inc., Dell Inc., EMC Corporation, Jabil Circuit, Inc., Microsoft Corporation, Motorola, Inc., Oracle Corporation and Seagate Technology.

The committee considered the bonus amount specified by the Executive Officer Performance Plan. In deciding whether to reduce that amount (as permitted by the Plan), the committee used the following performance measures to assess the company:

  The absolute one-year and three-year performance of TI as measured by revenue growth,

  profit from operations as a percentage of revenue, and

  total shareholder return (including dividends); and
  The relative one-year and three-year performance of TI as compared with competitor companies on the above measures.

In addition, the committee considered our strategic progress by reviewing how competitive we are in key markets with our core products and technologies, as well as the strength of our relationships with key customers. These performance measures were intended to provide an overview of our financial performance, as well as our success in pursuing our priorities. In total, this approach provided the committee with insight and knowledge to judge results and set compensation at the levels it considered commensurate with actual performance.

In the comparison of relative performance, the companies used were those identified as competitors in the Comparator Group (see footnote 2). To the extent those companies had not released financial results for the year or most recent quarter, the committee based its evaluation on estimates and projections of the companies’ financial results for 2006.

Assessment of 2006 Company Performance
Overall, the Compensation Committee determined that TI’s performance put it well above the median of the competitor companies in revenue growth and operating margin. The Committee also determined that TI’s strategic position was strengthened in 2006 and remains among the best in the semiconductor industry. The one area of concern to the committee was one-year total shareholder return (TSR), which was below the median of the competitor companies; however, three-year TSR was better than the median. Taking into account all these metrics, the committee determined that excellent fundamental results and ongoing strategic strength reflect a well-managed and highly competitive company that, in total, performed better than the median of the competitor companies, and it set bonuses for 2006 accordingly. Below are detailed reasons behind the committee’s conclusions.

     Revenue and Operating Profit Margin

2006 was the fifth year of uninterrupted and continuous increases in revenue growth and profitability improvement. Specifically:

  One-year revenue growth was 15.6 percent, slightly above median when ranked with the competitor companies.
  With this revenue growth, the company again increased market share in each of its core Semiconductor operations of analog and digital signal processing.
  Three-year compounded annual revenue growth was 17 percent, well above median and in the top quartile of the competitor companies.

  One-year operating profit margin was 23.6 percent, well above the median of the competitor companies. In dollars, profit from operations was 32 percent higher than in the prior year.

  Three-year average operating profit margin was 20.4 percent, which was above the median of the competitor companies. In dollars, three-year compounded annual growth in profit from operations was 64 percent.

     Total Shareholder Return

  One-year TSR was -9.8 percent, which was below the median TSR of the competitor companies.

  Three-year TSR was -0.3 percent on a compounded annual basis, which was above the median of the competitor companies.

     Strategic Progress

  TI’s positions in core markets were strengthened with introductions of new products such as a single-chip solution for high-end cell phones, new digital signal processors for security equipment and video imaging, and high-precision analog amplifiers for a variety of applications.

  The benefit of the company’s foundry strategy was evident in the fourth quarter of the year, when despite a revenue decline, profit margins held relatively stable.

  Customer-centricity continued to gain momentum as a core component of TI’s culture.

  The company sold its Sensors & Controls business for almost 3x the 2005 revenue of that business. This divestiture increased the company’s ability to focus on its core Semiconductor operations.

  The company returned cash to stockholders through stock repurchases of $5.3 billion, reducing outstanding shares by 9 percent. The company also delivered a 33 percent increase in the quarterly dividend rate, the third increase in three years.

  Even accounting for the above stock repurchases and dividend increase, the balance sheet remained robust, ending the year with net cash of more than $3.7 billion.

  Earnings per share grew 30 percent in 2006, almost twice as fast as revenue. This was the fourth consecutive year in which earnings per share grew at double-digit rates.

  Return on invested capital (ROIC) increased over the three-year period and reached 21.5 percent in 2006.

These operational and strategic results in 2006 followed strong achievements in 2005, when the company grew revenue faster than most competitors, increased market share in its core businesses, significantly improved profitability, and delivered total shareholder return of more than 30 percent.

Performance Summary

	1-Year	3-Year
Revenue growth	15.6%	17% CAGR
Profit from operations (PFO) growth	32%	64% CAGR
Operating margin	23.6%	20.4% average
Return on invested capital (ROIC)	21.5%	16% average
Dividend rate growth	33%	88%
Total shareholder return	-9.8%	-0.3% CAGR

CAGR = compound annual growth rate
ROIC = PFO x (1 – tax rate) / (assets – non-debt liabilities)

Decisions on 2006 Performance Bonuses

Taking into account the company’s performance both absolute and relative to competition, the Compensation Committee exercised its judgment and determined that total cash compensation for the named executive officers should be above the market median. The committee assessed the individual performance of each named executive officer and set the officer’s total cash compensation at a level that reflected his contribution to the company’s performance. The performance assessment for each officer was based primarily on the financial performance of the business operation for which the officer was responsible and the strategic progress of the organization for which the officer was responsible. In the case of the chairman, the committee specifically considered his significant contribution to the company’s strategic direction, in addition to his role in the functioning of the board. Taking into account 2006 base salary and the amount expected to be paid to executive officers under the company’s broad-based profit sharing program, the committee set bonuses at the amount needed to bring total cash compensation to a level generally above the estimated median level of total cash compensation paid by the Comparator Group to officers performing comparable functions. As was planned in the CEO transition process, the chairman has reduced his role with the company and is now less involved with customers, employees and other stakeholders than he was in prior years. As such, his bonus was reduced from 2005 levels to reflect his evolving role.

Equity Dilution

The Compensation Committee’s goal is to keep net annual dilution from equity compensation under 2 percent. “Net annual dilution” means the number of shares under equity awards granted by the committee each year to all employees (net of award forfeitures), as a percentage of the shares of the company’s outstanding common stock. Equity awards granted by the committee in 2006 resulted in net annual dilution of 1.1 percent.

Benefits

Reflecting the company’s culture of respect and value for all employees, the financial and health benefits received by executive officers are the same as those received by other employees except for the few benefits described below in the last paragraph of this section.

Retirement Plans

The executive officers participate in our retirement plans under the same rules that apply to other U.S. employees.

Like other established U.S. manufacturers, we have had a U.S. qualified defined benefit pension plan for many years. At its origin, the plan was designed to be consistent with those offered by other employers in the diverse markets in which we operated, which at the time included consumer and defense electronics as well as semiconductors and materials products. During the 1990s, we undertook a major restructuring and refocusing of our operations. In connection with these efforts, we reviewed the competitiveness of our retirement programs and decided that it would be in the long-term interest of the company to close the pension plan to new participants. As a consequence, employees who joined our U.S. payroll after November 1997 are not eligible to participate in that plan. We gave U.S. employees as of November 1997 the choice to remain in the plan, or to have their benefits frozen in that plan and begin participating in an enhanced defined contribution plan.

With the exception of Mr. Delfassy, each of the named executive officers participates in the qualified pension plan, although (as discussed below) Mr. Templeton’s participation was frozen in 1997. For all participating employees, the benefits under the plan are determined using a formula based upon years of service, age and the average of the highest five consecutive years of salary and bonus.

The IRC imposes certain limits on the retirement benefits that may be provided under a qualified plan. To maintain the desired level of benefits, we have a nonqualified defined benefit pension plan for participants in the qualified pension plan. Under the nonqualified plan, participants receive a benefit that would ordinarily be paid under the qualified pension plan but for the limitations under the IRC. Employees accruing benefits in the qualified pension plan also are eligible to participate in a qualified defined contribution plan that provides employer matching contributions of up to (a) 2 percent of the employee’s annual eligible earnings or (b) the limit imposed by the Internal Revenue Service (IRS), whichever is less.

Employees who elected in 1997 not to remain in the qualified pension plan, and new employees hired after November 1997, are eligible to participate in an enhanced defined contribution plan. This plan provides for a fixed employer contribution of 2 percent of (a) the employee’s annual eligible earnings or (b) the limit imposed by the IRC, whichever is less, plus an employer matching contribution of up to 4 percent of (i) the employee’s annual eligible earnings or (ii) the limit imposed by the IRC, whichever is less. Employees hired after December 31, 2003, do not receive the 2-percent employer contribution. Benefits that would be paid for by the company under the enhanced defined contribution plan but for the limitations under the IRC, or if compensation had not been deferred in the deferred compensation plan, are credited to the deferred compensation plan described below.

The value of the benefits under both defined contribution plans depends solely on the performance of investment alternatives selected by the participant from among the alternatives offered to all participants. The company does not guarantee any minimum return on those investments.

In 1997, Mr. Templeton elected to participate in the enhanced defined contribution plan. As a result, his benefits under the qualified pension plan were frozen as of December 31, 1997. Mr. Delfassy does not participate in the qualified pension plan because he joined the company’s U.S. payroll after 1997. He participates in the enhanced defined contribution plan.

Deferred Compensation

Any U.S. employee whose base salary exceeds a certain level (currently $130,000 per year) may defer the receipt of a portion of his or her salary, bonus and profit sharing. The program allows employees to defer the receipt of their compensation in a tax-efficient manner. We offer it in order to be competitive with the benefits packages offered by other companies. Rules of the U.S. Department of Labor require that this plan be limited to a select group of management or highly compensated employees. Employees who participate in the deferred compensation plan can select from the distribution options offered by the plan. The distributions occur after termination of employment, or beginning at age 60 or 65, depending on the participant’s election. In addition, for compensation deferred before 2005, the participant may receive a distribution at any time subject to a 10 percent reduction in the distribution; and for compensation deferred after 2004, the participant may receive a distribution in the case of hardship, such as to prevent a foreclosure on the participant’s primary residence. Deferred compensation account balances are unsecured and all amounts remain part of the company’s operating assets. The value of the deferred amounts depends solely on the performance of investment alternatives selected by the participant from among alternatives offered to all participants. These alternatives are a subset of those offered to participants in the defined contribution plans described above. The company does not guarantee any minimum return on those investments.

Employee Stock Purchase Plan

Our stockholders approved the TI Employees 2005 Stock Purchase Plan in April 2005. Under the plan, all employees in the U.S. and certain other countries may purchase common stock of the company at a discount using funds withheld from the employee’s paycheck over a 3-month period. The purchase price of the stock is 85 percent of the fair market value of TI stock at the end of the 3-month period. The employee is eligible to purchase a number of shares based on his or her salary, subject to a cap imposed by the IRS on qualified plans.

The plan is designed to offer the broad-based employee population an opportunity to acquire an equity interest in the company. We believe this participation is in the interest of our stockholders because it encourages our employees to identify their interests with those of stockholders. Consistent with our general approach to benefit programs, executive officers are also eligible to participate.

Health-Related Benefits

Executive officers are eligible under the same plans as all other U.S. employees for medical, dental, vision, disability and life insurance. These benefits are intended to be competitive with benefits offered in the semiconductor industry.

Other Benefits

Executive officers receive only a few benefits that are not available to all other U.S. employees. These benefits fall into one of two categories: personal and security.

Personal benefits: We promote sustained good health by providing a company-paid physical for each executive officer, and we encourage effective long-term planning by providing financial counseling up to $8,000 per year for each executive officer.

Security: We pay for maintenance and monitoring of home-security systems for certain executive officers to help ensure personal safety.

Separately, the chairman has an executive life insurance policy under an old program that is closed to new participants. The board of directors determined that for security reasons, it was also in the company’s interest to require the CEO to use company aircraft for personal air travel. Because this required use of the aircraft results in taxable income for the CEO, the company reimburses a portion of the tax expense that he incurs as a result of the requirement.

Compensation Following Employment Termination or Change in Control

None of the executive officers has an employment contract. Executive officers are eligible for benefits on the same terms as other U.S. employees upon termination of employment. Below we describe the current programs. None of the few additional benefits that the executive officers receive continue after the year of termination of employment except for the executive life insurance policy for the chairman.

Like other participants in the deferred compensation plan, the executive officers will be entitled to receive the balance, if any, in their deferred compensation plan accounts when their employment terminates for any reason, based on the pay-out schedule they previously elected and subject to an IRC requirement (applicable to amounts deferred after 2004) that the distribution occur no sooner than 6 months after termination of employment. In addition, U.S. employees, including executive officers, who terminate with at least 20 years of TI employment will be eligible for group medical coverage. When their employment terminates, they also will be eligible for benefits under our qualified and nonqualified defined benefit pension plans (the exception is Mr. Delfassy, who does not participate in these plans) and benefits under a defined contribution plan.

Following termination of employment, the stock options and restricted stock units held by the executive officers may remain in effect, depending on the circumstances of termination. The terms and conditions are the same as for other employees who hold stock options or restricted stock units, except that (1) executive officers are subject to a provision under the stock options and 2006 restricted stock unit grants that enables the company to reclaim profits earned by the officer under the grants received while an executive officer if he or she competes with TI during the two years after termination of employment and (2) under the terms of a 1995 restricted stock unit award to Mr. Templeton, which vested in 2000, the shares under the award (120,000 shares of TI common stock) will be issued to Mr. Templeton in the year after his termination of employment.

An optionee (an employee who holds an option) whose employment terminates can retain his or her stock options until the end of their 10-year term, and the options will continue to become exercisable on their original four-year vesting schedule, if the termination is due to death or permanent disability or when the optionee is eligible for early or normal retirement (at least 55 years of age with 20 years of TI employment, 60 years of age with 5 years of TI employment, or 65 years of age with 1 year of TI employment). An optionee who terminates when he or she has at least 20 years of TI employment but before retirement eligibility (except in the case of death or permanent disability) retains the option through the end of the 10-year term only to the extent the option was exercisable on the date of employment termination. Each of the named executive officers has been a TI employee for at least 20 years. Restricted stock units awarded before 2006 terminate in the event of termination of employment before vesting (except in the case of permanent disability or death), whereas those awarded in 2006 remain in effect in the event of early or normal retirement to the extent the grantee has remained employed over the vesting period. For example, if an employee, including an executive officer, retires at the end of the first year of the four-year vesting period, then one-quarter of the restricted stock units remain in effect in accordance with the terms of the award. Termination for cause will result in termination of all unexercised stock options and unvested restricted stock units.

Our stock options provide for the option to become fully exercisable upon a change in control of the company if it has occurred without prior approval of the board of directors. In 2006, the Compensation Committee determined that as restricted stock units became a more regular element of long-term compensation, it would be appropriate for them to have the same change-in-control terms as stock options. As a result, the terms of restricted stock units granted in 2006 provide that they become fully vested under the circumstances described above; except that if the grantee has retired before the vesting date, then the restricted stock unit will vest upon a change in control regardless of whether it has been approved by the board. (The exception is intended to comply with the requirements of the U.S. tax rules on deferred compensation.) Because balances under the deferred compensation plan are an unsecured obligation of the company to the plan participants, the plan provides for payment of the individual’s balance within 30 days after a corporate change in control. For the same reason, the balance under the nonqualified defined benefit pension plan is also required to be paid out immediately after a change in control to all participants in that plan. A corporate change in control would not trigger any other payments or benefits to executive officers.

The company has entered into a separation arrangement with Mr. Delfassy in connection with his planned retirement. For details concerning this arrangement, as well as further information concerning the benefits discussed above in this section, please see Potential Payments upon Termination or Change in Control beginning on page 38.

Stock Ownership Guidelines and Policy Against Hedging

Our board of directors has established stock ownership guidelines for executive officers in order to align the officers’ interests further with those of stockholders. The guideline for the chairman and the CEO is four times base salary or 125,000 shares, whichever is less. The guideline for other executive officers is three times base salary or 25,000 shares, whichever is less. Executive officers have five years from their election as executive officers to reach these targets.

Short sales of TI stock by our executive officers are prohibited. It is against TI policy for any employee, including an executive officer, to engage in trading in “puts” (options to sell at a fixed price on or before a certain date), “calls” (similar options to buy), or other options or hedging techniques on TI stock.

Consideration of Tax and Accounting Treatment of Compensation

Section 162(m) of the IRC generally denies a deduction to any publicly held corporation for compensation paid in a taxable year to the company’s CEO and four other highest compensated officers to the extent that the officer’s compensation (other than qualified performance-based compensation) exceeds $1 million. The Compensation Committee considers the impact of this deductibility limit on the compensation that it intends to award. The committee exercises its discretion to award compensation that does not meet the requirements of Section 162(m) when it considers it in the best interest of the company to do so. The committee has exercised this discretion when awarding restricted stock units that vest over time, without performance conditions to vesting. The committee believes it is in the best interest of the company and its stockholders that restricted stock unit awards provide for the retention of our executive officers in all market conditions.

When setting equity compensation, the committee considers the estimated cost for financial reporting purposes of equity compensation it is considering to grant.

Compensation Committee Report

The Compensation Committee of the board of directors has furnished the following report:

The committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) with the company’s management. Based on that review and discussion, the committee has recommended to the board of directors that the CD&A be included in the company’s Annual Report on Form 10-K for 2006 and the company’s proxy statement for the 2007 annual meeting of stockholders.

Daniel A. Carp, Chair               Ruth J. Simmons               Christine Todd Whitman

2006 Summary Compensation Table

The table below shows the compensation of the company’s chief executive officer, chief financial officer and each of the other three most highly compensated executive officers for services in all capacities to the company in 2006, except as otherwise indicated. For a discussion of the amount of a named executive officer’s salary and bonus in proportion to his total compensation, please see the Compensation Discussion and Analysis on pages 18 to 20.

We believe that our compensation practices are fair and reasonable. Our executive officers do not have employment contracts. They are not guaranteed salary increases or bonus amounts. Pension benefits are calculated on salary and bonus only; the proceeds earned on equity or other performance awards are not part of the pension calculation. We do not guarantee a return or provide above-market returns on compensation that has been deferred. We have not repriced stock options, and we do not grant reload options. We do not provide excessive perquisites. Those few we do provide do not result in significant expense for TI. We believe our compensation program holds our executive officers accountable for the financial and competitive performance of TI, and for their individual contribution toward that performance.

							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
					Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Stock	Awards	Compensation	Earnings	Compensation
Position	Year	($)(1)	($)(2)	Awards ($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	Total ($)
R. K. Templeton	2006	$897,500	0	$2,553,000	$5,703,156	$2,379,070	$17,578	$173,769	$11,724,073
President & Chief
Executive Officer
K. P. March	2006	$371,169	0	$669,988	$1,022,478	$683,334	$234,690	$33,414	$3,015,073
Senior Vice President
& Chief Financial
Officer
T. J. Engibous	2006	$358,750	0	$80,640	$4,051,613	$431,606	$439,375	$58,791	$5,420,775
Chairman of the
Board
G. A. Lowe	2006	$450,970	0	$1,676,175	$1,311,938	$1,139,730	$218,026	$20,885	$4,817,724
Senior Vice President
G. Delfassy	2006	$448,340	0	$1,075,750	$1,311,938	$989,499	$0	$92,301	$3,917,828
Senior Vice President
____________________

(1)	The annual salary rate set by the Compensation Committee for 2006 (effective February 2006, except as noted) for each of the named executive officers was as follows: Mr. Templeton, $900,000; Mr. March, $380,160; Mr. Engibous, $360,000; Mr. Lowe, $430,080, increased to $475,200 effective July 2006; and Mr. Delfassy, $450,000.

(2)	Performance bonuses for 2006 were paid under the Texas Instruments Executive Officer Performance Plan. In accordance with SEC requirements, these amounts are reported in the Non-Equity Incentive Plan Compensation column.

(3)	Shown is the expense recognized in the company’s financial statements for 2006 under SFAS 123(R) for all outstanding restricted stock unit (RSU) awards held by each of the named executive officers. This amount is comprised of the portions of the fair values of one RSU award granted in 1996, and RSUs granted in 2002-2006, which were allocated to service provided by the named executive officers during 2006. The discussion of the assumptions used for purposes of the valuation that appears on page 23 of Exhibit 13 to TI’s annual report on Form 10-K for the year ended December 31, 2006, is incorporated herein by reference. In calculating these amounts, as required by the SEC, no estimates were made for forfeitures. Generally, RSUs vest in four years from the date of grant. Dividend equivalents are paid on RSUs, except for those granted in 2006.

(4)	Shown is the expense recognized in the company’s financial statements for 2006 under SFAS 123(R) for all outstanding option awards held by each of the named executive officers. This amount is comprised of the portions of the fair values of options awarded in 2003-2006, which were allocated to service provided by the named executive officers in 2006. The discussion of the assumptions used for purposes of valuation that appears on pages 14-15 and 23-24 of Exhibit 13 to TI’s annual report on Form 10-K for the year ended December 31, 2006, is incorporated herein by reference. In calculating these amounts as required by the SEC, no estimates were made for forfeitures. These nonqualified stock options have 10-year terms and generally vest (become exercisable) over a four-year employment period from the date of grant. Stock-based compensation expense for retirement-eligible employees (generally employees over age 55 and who have been TI employees for over 20 years ) is recognized over a required six-month employment period. Compensation expense for stock options held by executive officers who will become retirement eligible prior to the option becoming fully exercisable will be recognized over the shorter of: (i) the period from grant date to the date they become retirement eligible (but not less than the six-month required service period) or (ii) the normal four-year vesting period. Mr. Engibous was the only named executive officer for whom the company incurred retirement eligible stock-based compensation expense in 2006, as he will become retirement eligible within four years.

(5)	Includes performance bonus and profit sharing for 2006. The named executive officers earned the following performance bonus for 2006: Mr. Templeton, $2,300,000; Mr. March, $650,000; Mr. Engibous, $400,000; Mr. Lowe, $1,100,000; and Mr. Delfassy, $950,000. These bonuses were paid under the TI Executive Officer Performance Plan. For 2006, the named executive officers received the following cash profit sharing payments: Mr. Templeton, $79,070; Mr. March, $33,344; Mr. Engibous, $31,606; Mr. Lowe, $39,730; and Mr. Delfassy, $39,499.

(6)	The company does not pay above-market earnings on deferred compensation. Therefore, no amounts are reported in this column for deferred compensation. The amounts in this column represent the change in the actuarial value of the named executive officers’ benefits under the qualified defined benefit pension plan (TI Employees Pension Plan) and the nonqualified defined benefit pension plan (TI Employees Non- Qualified Pension Plan) from December 31, 2005, to December 31, 2006. This “change in the actuarial value” is the difference between the 2005 and 2006 present value of the pension benefit accumulated as of year-end by named executive officer, assuming that benefit is not paid until age 65. Mr. Delfassy does not participate in either of these plans. Mr. Templeton’s benefits under the company’s pension plans were frozen as of December 31, 1997.

(7)	In the interest of transparency, the value of perquisites and other personal benefits is provided in this column and below in this note even if the amount is less than the reporting threshold established by the SEC.

			Defined		Personal
			Contribution	Unused	Use of	Executive			Home
		401(k)	Retirement	Vacation	Company	Life	Financial	Executive	Security
Name	Insurance (a)	Contribution	Plan (b)	Time (c)	Aircraft (d)	Insurance	Counseling	Physical	Monitoring
R. K. Templeton	$270	$8,800	$63,550	0	$90,876	N/A	$8,000	$1,501	$772
K. P. March	$270	$4,400	N/A	$19,419	0	N/A	$6,426	$2,407	$492
T. J. Engibous	$270	$4,400	N/A	0	$5,392	$40,346 (e)	$8,000	0	$383
G. A. Lowe	$270	$4,400	N/A	$12,065	0	N/A	$1,959	$2,191	N/A
G. Delfassy	$270	$8,800	$52,567	$21,959	0	N/A	$7,000	$1,705	N/A
____________________

(a)	Includes payments made in connection with travel and accident policies of $20 and insurance premium contributions of $250 for each of the named executive officers.

(b)	Includes contributions under the company’s enhanced defined contribution retirement plan of $4,400 for Messrs. Templeton and Delfassy. TI accrued additional amounts of $59,150 and $48,167 for the benefit of Messrs. Templeton and Delfassy, respectively, to offset IRC limitations on amounts that could be contributed to the enhanced defined contribution retirement plan; these amounts are also shown in the Nonqualified Deferred Compensation table on page 37.

(c)	Represents payments for unused vacation time that could not be carried forward.

(d)	The board of directors has determined that for security reasons, it is in TI’s interest to require the chief executive officer to use the company aircraft for personal air travel. The amount shown for Mr. Templeton includes $82,340 incremental cost of company-required personal use of aircraft and $8,536 for reimbursement of a portion of the tax related to the incremental cost of company-required personal use of aircraft. We valued the incremental cost of the personal use of company aircraft using a method that takes into account: landing, parking, and flight planning services expenses; crew travel expenses; supplies and catering expenses; aircraft fuel and oil expenses per hour of flight; communications costs; and any customs, foreign permit and similar fees. Because company aircraft are primarily used for business travel, this methodology excludes the fixed costs, which do not change based on usage, such as pilots’ salaries and the purchase costs of the company-owned aircraft. The amount shown for Mr. Engibous was valued using the same methodology.

(e)	Represents the premium payment made by the company for an executive life insurance policy that was established under a program that is closed to other participants.

Grants of Plan-Based Awards in 2006

The following table shows the grants of plan-based awards to the named executive officers in 2006.

		Estimated Possible Payouts			Estimated Future Payouts			All Other	All Other
		Under Non-Equity Incentive			Under Equity Incentive			Stock	Option
		Plan Awards			Plan Awards			Awards:	Awards:	Exercise
								Number of	Number of	or Base	Grant Date
								Shares of	Securities	Price of	Fair Value
								Stock or	Underlying	Option	of Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	and Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(1)	(#)(2)	($/Sh)(2)	Awards (3)
R. K. Templeton	1/19/2006	*	*	*	0	0	0		350,000	$32.55	$4,147,500
	1/19/2006							150,000			$4,818,000

K. P. March	1/19/2006	*	*	*	0	0	0		85,000	$32.55	$1,007,250
	1/19/2006							30,000			$963,600

T. J. Engibous	1/19/2006	*	*	*	0	0	0		270,000	$32.55	$3,199,500
								0			0

G. A. Lowe	1/19/2006	*	*	*	0	0	0		100,000	$32.55	$1,185,000
	1/19/2006							50,000			$1,606,000
	6/15/2006							100,000			$2,921,000

G. Delfassy	1/19/2006	*	*	*	0	0	0		100,000	$32.55	$1,185,000
	1/19/2006							50,000			$1,606,000
____________________

*	Under the terms of the Executive Officer Performance Plan, each named executive officer is eligible to receive a cash bonus equal to 0.5 percent of the company’s consolidated income (as defined in the plan). However, the Compensation Committee has the discretion to set bonuses at a lower level if it decides it is appropriate to do so. The Committee decided to do so for 2006.

(1)	The stock awards granted to the named executive officers in 2006 were RSU awards. Each RSU represents the right to receive a share of TI common stock on the vesting date. The RSUs generally vest four years from the date of grant. Dividend equivalents are not paid on these RSUs. For additional information on the terms and conditions of the RSU awards, please see the discussion under Potential Payments upon Termination or Change in Control beginning on page 38.

(2)	Each stock option granted to the named executive officers in 2006 represents the right to purchase a share of TI common stock at a specified exercise price subject to the terms and conditions of the option agreement. The exercise price is the fair market value of TI stock on the day the option was granted determined as the average of the high and low TI common stock price (rounded up to the next whole penny) on that day. The exercise price of $32.55 is above the closing price of TI stock ($32.50) on the grant date. These options become exercisable over four years in increments of 25 percent beginning one year from the date of grant. They have a term of 10 years. For additional information on the terms and conditions of these options, please see the discussion under Potential Payments upon Termination or Change in Control beginning on page 38.

(3)	Shown is the aggregate grant date fair value computed in accordance with SFAS 123(R) for stock and option awards in 2006. The discussion of the assumptions used for purposes of the valuation that appears on pages 14-15 and 23-24 of Exhibit 13 to TI’s annual report on Form 10-K for the year ended December 31, 2006, is incorporated herein by reference. By contrast, the amount shown for stock and option awards in the Summary Compensation Table is the amount recognized by the company for financial statement purposes in 2006 for awards granted in 2006 and prior years to the named executive officers.

None of the options or other equity awards granted to the named executive officers was repriced or modified by the company.

For information regarding TI’s equity compensation grant practices, please see the Compensation Discussion and Analysis on page 20.

Outstanding Equity Awards at Fiscal Year-End 2006

The following table shows the outstanding equity awards for each of the named executive officers as of December 31, 2006.

	Option Awards						Stock Awards
				Equity						Equity	Equity
				Incentive					Market	Incentive	Incentive Plan
	Number of	Number of		Plan Awards:					Value of	Plan Awards:	Awards: Market
	Securities	Securities		Number of			Number		Shares or	Number of	or Payout Value
	Underlying	Underlying		Securities			of Shares		Units of	Unearned	of Unearned
	Unexercised	Unexercised		Underlying			or Units of		Stock That	Shares, Units	Shares, Units
	Options	Options		Unexercised	Option	Option	Stock That		Have Not	or Other Rights	or Other Rights
	(#)	(#)		Unearned	Exercise	Expiration	Have Not		Vested	That Have Not	That Have Not
Name	Exercisable	Unexercisable		Options (#)	Price ($)	Date (1)	Vested (#)		($)(2)	Vested (#)	Vested ($)
R. K. Templeton	0	350,000	(3)	0	$32.55	1/19/2016	150,000	(8)	$4,320,000	0	0
	125,000	375,000	(4)	0	$21.55	1/20/2015	100,000	(9)	$2,880,000	0	0
	350,000	350,000	(5)	0	$32.39	1/14/2014	100,000	(10)	$2,880,000	0	0
	281,250	93,750	(6)	0	$16.25	2/20/2013	0		0	0	0
	468,750	156,250	(7)	0	$16.11	1/15/2013	0		0	0	0
	625,000	0		0	$26.50	1/16/2012	0		0	0	0
	210,000	0		0	$31.30	11/29/2011	0		0	0	0
	325,000	0		0	$50.38	1/17/2011	0		0	0	0
	400,000	0		0	$55.22	1/19/2010	0		0	0	0
	600,000	0		0	$24.90	1/20/2009	0		0	0	0

K. P. March	0	85,000	(3)	0	$32.55	1/19/2016	30,000	(8)	$864,000	0	0
	20,000	60,000	(4)	0	$21.55	1/20/2015	25,000	(9)	$720,000	0	0
	60,000	60,000	(5)	0	$32.39	1/14/2014	20,000	(10)	$576,000	0	0
	45,000	15,000	(6)	0	$16.25	2/20/2013	20,000	(11)	$576,000	0	0
	45,000	15,000	(7)	0	$16.11	1/15/2013	10,000	(12)	$288,000	0	0
	100	0		0	$29.19	2/21/2012	0		0	0	0
	30,000	0		0	$26.50	1/16/2012	0		0	0	0
	12,700	0		0	$35.13	7/31/2011	0		0	0	0
	20,000	0		0	$50.38	1/17/2011	0		0	0	0
	24,000	0		0	$55.22	1/19/2010	0		0	0	0
	15,000	0		0	$24.90	1/20/2009	0		0	0	0
	1,000	0		0	$13.25	9/17/2008	0		0	0	0

Outstanding Equity Awards at Fiscal Year-End 2006 (Cont’d.)

	Option Awards						Stock Awards
				Equity						Equity	Equity
				Incentive					Market	Incentive	Incentive Plan
	Number of	Number of		Plan Awards:					Value of	Plan Awards:	Awards: Market
	Securities	Securities		Number of			Number		Shares or	Number of	or Payout Value
	Underlying	Underlying		Securities			of Shares		Units of	Unearned	of Unearned
	Unexercised	Unexercised		Underlying			or Units of		Stock That	Shares, Units	Shares, Units
	Options	Options		Unexercised	Option	Option	Stock That		Have Not	or Other Rights	or Other Rights
	(#)	(#)		Unearned	Exercise	Expiration	Have Not		Vested	That Have Not	That Have Not
Name	Exercisable	Unexercisable		Options (#)	Price ($)	Date (1)	Vested (#)		($)(2)	Vested (#)	Vested ($)
T. J. Engibous	0	270,000	(3)	0	$32.55	1/19/2016	0		0	0	0
	67,500	202,500	(4)	0	$21.55	1/20/2015	0		0	0	0
	150,000	150,000	(5)	0	$32.39	1/14/2014	0		0	0	0
	187,500	62,500	(6)	0	$16.25	2/20/2013	0		0	0	0
	787,500	262,500	(7)	0	$16.11	1/15/2013	0		0	0	0
	1,050,000	0		0	$26.50	1/16/2012	0		0	0	0
	342,000	0		0	$31.30	11/29/2011	0		0	0	0
	500,000	0		0	$50.38	1/17/2011	0		0	0	0
	700,000	0		0	$55.22	1/19/2010	0		0	0	0
	1,000,000	0		0	$24.90	1/20/2009	0		0	0	0

G. A. Lowe	0	0		0	0	0	100,000	(13)	$2,880,000	0	0
	0	100,000	(3)	0	$32.55	1/19/2016	50,000	(8)	$1,440,000	0	0
	25,000	75,000	(4)	0	$21.55	1/20/2015	50,000	(9)	$1,440,000	0	0
	75,000	75,000	(5)	0	$32.39	1/14/2014	30,000	(10)	$864,000	0	0
	75,000	25,000	(6)	0	$16.25	2/20/2013	62,500	(12)	$1,800,000	0	0
	50,000	50,000	(7)	0	$16.11	1/15/2013	0		0	0	0
	125,000	0		0	$26.50	1/16/2012	0		0	0	0
	70,000	0		0	$31.30	11/29/2011	0		0	0	0
	60,000	0		0	$50.38	1/17/2011	0		0	0	0
	80,000	0		0	$55.22	1/19/2010	0		0	0	0

G. Delfassy	0	100,000	(3)	0	$32.55	1/19/2016	50,000	(8)	$1,440,000	0	0
	0	75,000	(4)	0	$21.55	1/20/2015	50,000	(9)	$1,440,000	0	0
	75,000	75,000	(5)	0	$32.39	1/14/2014	50,000	(10)	$1,440,000	0	0
	0	25,000	(6)	0	$16.25	2/20/2013	0		0	0	0
	0	50,000	(7)	0	$16.11	1/15/2013	0		0	0	0
	200,000	0		0	$24.09	7/22/2012	0		0	0	0
	200,000	0		0	$26.50	1/16/2012	0		0	0	0
	90,000	0		0	$31.30	11/29/2011	0		0	0	0
	100,000	0		0	$50.38	1/17/2011	0		0	0	0
	80,000	0		0	$55.22	1/19/2010	0		0	0	0
	80,000	0		0	$24.90	1/20/2009	0		0	0	0
____________________

(1)	For each option shown, the expiration date is the 10th anniversary of the date the option was granted.

(2)	Calculated by multiplying the number of restricted stock units by the closing price of TI’s common stock on December 29, 2006 ($28.80).

(3)	One-quarter of the shares became exercisable on January 19, 2007, and one-quarter of the remaining shares become exercisable on each of January 19, 2008, January 19, 2009 and January 19, 2010.

(4)	One-third of the shares became exercisable on January 20, 2007, one-third become exercisable on January 20, 2008, and the remaining one-third become exercisable on January 20, 2009.

(5)	One-half of the shares became exercisable on January 14, 2007, and the remaining shares become exercisable on January 14, 2008.

(6)	Became fully exercisable February 20, 2007.

(7)	Became fully exercisable January 15, 2007.

(8)	Vesting date is January 29, 2010. Dividend equivalents are not paid on these restricted stock units.

(9)	Vesting date is January 30, 2009. Dividend equivalents are paid on these restricted stock units.

(10)	Vesting date is January 31, 2008. Dividend equivalents are paid on these restricted stock units.

(11)	Vesting date is July 31, 2007. Dividend equivalents are paid on these restricted stock units.

(12)	Vested on January 31, 2007. Dividend equivalents were paid on these restricted stock units prior to vesting.

(13)	Vesting date is July 30, 2010. Dividend equivalents are paid on these restricted stock units.

2006 Option Exercises and Stock Vested

The following table lists the number of shares acquired and the value realized as a result of option exercises by the named executive officers in 2006 and the value of any restricted stock units that vested in 2006.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)	on Vesting (#)	on Vesting ($)
R. K. Templeton	920,000	$18,594,000	–	–
K. P. March	–	–	–	–
T. J. Engibous	800,000	$14,664,000	57,600	$1,696,896
G. A. Lowe	–	–	62,500	$1,878,125
G. Delfassy	230,000	$3,172,800	–	–

2006 Pension Benefits

The following table shows the present value as of December 31, 2006, of the benefit of the named executive officers under our qualified defined benefit pension plan (TI Employees Pension Plan) and nonqualified defined benefit pension plan (TI Employees Non-Qualified Pension Plan).

				Payments
		Number		During
		of Years	Present Value of	Last
		Credited	Accumulated	Fiscal
Name (1)	Plan Name	Service (#)(3)	Benefit ($)(4)	Year ($)
R. K. Templeton (2)	TI Employees Pension Plan	16	$311,052	–
	TI Employees Non-Qualified Pension Plan	16	$230,144	–
K. P. March	TI Employees Pension Plan	21	$259,412	–
	TI Employees Non-Qualified Pension Plan	21	$442,131	–
T. J. Engibous	TI Employees Pension Plan	29	$657,280	–
	TI Employees Non-Qualified Pension Plan	29	$4,910,694	–
G. A. Lowe	TI Employees Pension Plan	21	$291,029	–
	TI Employees Non-Qualified Pension Plan	21	$479,360	–
____________________

(1)	Mr. Delfassy transferred to the company’s U.S. payroll in 1999. As a result, he does not participate in the defined benefit pension plans; instead he participates in the company’s enhanced defined contribution retirement plan. Contributions to that plan for Mr. Delfassy’s benefit are included in the Summary Compensation Table.

(2)	In 1997, TI’s U.S. employees were given the choice between continuing to participate in the defined benefit pension plans or participating in a new enhanced defined contribution retirement plan. Mr. Templeton chose to participate in the defined contribution plan. Accordingly, his accrued pension benefits were frozen as of December 31, 1997. Contributions to the defined contribution plan for Mr. Templeton’s benefit are included in the Summary Compensation Table.

(3)	Credited service began on the date the officer became eligible to participate in the plan. Participation began on the earlier of 18 months of employment, or January 1 following the completion of one year of employment. Accordingly, each of the named executive officers has been employed by TI for longer than the years of credited service shown above. Because Mr. Templeton’s benefits were frozen as of December 31, 1997, he accumulates no additional years of credited service beyond that date.

(4)	The assumptions and valuation methods used to calculate the present value of the accumulated pension benefits shown are the same as those used by TI for financial reporting purposes and are described in note 10 to Exhibit 13 to TI’s annual report on Form 10-K for the year ended December 31, 2006, except that a named executive officer’s retirement is assumed (in accordance with SEC rules) for purposes of this table to occur at age 65 and no assumption for termination prior to that date is used. The calculations use a discount rate of 5.75 percent. The amount of the lump sum benefit accrued as of December 31, 2006, that would be payable at age 65 is determined using either the Pension Benefit Guaranty Corporation (PBGC) interest assumption of 4.0 percent or the General Agreement on Tariffs and Trade (GATT) 30-year Treasury interest assumption of 5.5 percent, whichever would produce the higher amount. The 5.75 percent discount rate is used to determine the present value of that lump sum.

TI Employees Pension Plan

The TI Employees Pension Plan is a qualified defined benefit pension plan. Please see page 25 under the Benefits heading of the Compensation Discussion and Analysis for a discussion of the origin of the plan. Employees who joined the U.S. payroll after November 30, 1997, are not eligible to participate in this plan.

A plan participant is eligible for normal retirement under the terms of the plan if he or she is at least 65 years of age with one year of credited service. A participant is eligible for early retirement if he is at least 55 years of age with 20 years of employment or 60 years of age with five years of employment. None of the named executive officers who participate in this plan are currently eligible for early or normal retirement.

Upon termination of employment, participants choose a lump sum payment or one of five forms of annuity. In order of largest to smallest periodic payment, the forms of annuity are: (i) single life annuity, (ii) 5-year certain and life annuity, (iii) 10-year certain and life annuity, (iv) qualified joint and 50 percent survivor annuity, and (v) qualified joint and 100 percent survivor annuity.

Generally, a participant’s lump sum benefit is calculated by multiplying the participant’s single life annuity (calculated as described below) by the appropriate “lump sum factor.” The “lump sum factor” is the greater age-based factor produced under either the GATT or PBGC lump sum tables. The GATT table is comprised of the GATT interest rate as published by the IRS for August of the preceding year and the 1994 Group Annuity Reserve mortality table. The corresponding PBGC table uses the interest rate as published by the PBGC for September of the preceding year and the 1984 Unisex Pensioners mortality table. The GATT and PBGC tables are updated annually for changes in interest rates.

Generally, the annual payment under a single life annuity is the greater of:

(1)	1.5 percent of average credited earnings multiplied by the number of years of credited service (shown in the above table) minus the product of the following: (i) the retirement age factor; (ii) final average earnings; (iii) number of years of credited service at age 65, or actual retirement, if later, but not to exceed 35 years; (iv) the ratio, not to exceed 1.0, of the number of years of credited service at actual retirement or termination to the number of years of credited service for benefit accrual at age 65; or

(2)	$84 multiplied by the number of years of credited service.

For purposes of these formulas:

Average credited earnings is the average of the highest five consecutive and complete calendar years of eligible earnings (salary and performance bonus).

Final average earnings is the lesser of:

(1)	the average of eligible earnings, up to the amount of each year’s Social Security Wage Base, for the final three calendar years of earnings, excluding year of retirement/termination; or

(2)	the average of the Social Security Wage Bases for the 35 years ending with the year in which the participant reaches the Social Security retirement age.

Retirement age factor is a factor set by the IRS based on a participant’s year of birth. For years of birth 1938 through 1954, the factor is .007. For years of birth in 1955 and later, the factor is .0065. The retirement age factor is reduced if a participant retires and elects to receive his benefit prior to age 65.

Social Security Wage Base is the greatest amount of earnings on which Social Security taxes are payable each year.

Leaves of absence, including a bridge to retirement, are credited to years of service under the qualified and nonqualified pension plans. See the discussion of leaves of absence on page 40 below.

Please see Potential Payments upon Termination or Change in Control beginning on page 38 for the effect of various termination scenarios on the participant’s benefit.

TI Employees Non-Qualified Pension Plan

The TI Employees Non-Qualified Pension Plan is a nonqualified defined benefit pension plan. Please see page 25 under the Benefits heading of the Compensation Discussion and Analysis for a discussion of the purpose of this plan. Like the qualified defined benefit pension plan, employees who joined the U.S. payroll after November 30, 1997, are not eligible to participate in this Plan.

A plan participant is eligible for normal retirement under the terms of the plan if he or she is at least 65 years of age with one year of credited service. A participant is eligible for early retirement if he is at least 55 years of age with 20 years of employment or 60 years of age with five years of employment. None of the named executive officers who participate in this plan are currently eligible for early or normal retirement.

Benefits under this plan are paid in a lump sum. Participants may choose to defer receipt of their nonqualified pension benefit accrued before 2005 into their deferred compensation account. Participants had a one-time opportunity in 2004 to defer their nonqualified pension benefit accrued after 2004 into their deferred compensation account. The amounts so deferred will be distributed in accordance with the individual’s deferred compensation elections. Please see Potential Payments upon Termination or Change in Control on page 39 for the named executive officers’ deferral elections.

A participant’s benefit under the nonqualified pension plan is calculated using the same formula as described above for the TI Employees Pension Plan. However, the average credited earnings used in the calculation of the nonqualified benefit will be larger because the IRS limit on the amount of compensation on which a qualified pension benefit may be calculated does not apply. Additionally, the IRS limit on the amount of qualified benefit the participant may receive does not apply to this plan. Once this nonqualified benefit amount has been determined using the formula described above, the individual’s qualified benefit is subtracted from it. The resulting difference is multiplied by the appropriate “lump sum factor,” described on page 35, to obtain the amount of the lump sum benefit payable to an individual under this nonqualified plan.

2006 Nonqualified Deferred Compensation

The following table shows contributions to the named executive officer’s deferred compensation account in 2006 and the aggregate amount of his deferred compensation as of December 31, 2006.

	Executive	Registrant	Aggregate		Aggregate	Aggregate
	Contributions	Contributions	Earnings		Withdrawals/	Balance
Name	in Last FY ($)	in Last FY ($)(3)	in Last FY ($)		Distributions ($)	at Last FYE ($)
R. K. Templeton	0	$59,150	($178,705	)(4)	$38,400 (5)	$6,468,003 (6)
K. P. March	0	0	$3,880		0	$85,811
T. J. Engibous	0	0	($21,629)		0	$1,488,411
G. A. Lowe	$45,097 (1)	0	$198,906		0	$1,444,654
G. Delfassy	$475,000 (2)	$48,167	$174,824		0	$1,804,329
____________________

(1)	Amount included in the Salary column of the Summary Compensation Table on page 29.

(2)	Amount shown is 50 percent of Mr. Delfassy’s bonus for 2005, which was paid in 2006 and was included in the company’s proxy statement dated March 9, 2006.

(3)	Company matching contributions pursuant to the defined contribution plan. Amounts included in the All Other Compensation column of the Summary Compensation table on page 29.

(4)	Includes: (i) $38,400 in dividend equivalents paid under a 120,000 1995 RSU award, settlement of which has been deferred until after termination of employment; (ii) $392,400 decrease in the value of the RSU award (calculated by subtracting $3,848,400 (the value of the award at year-end 2005) from $3,456,000 (the value of the award at year-end 2006) (in both cases, the number of RSUs is multiplied by the price of TI common stock on the last trading date of the year)); and (iii) $175,295 earnings on Mr. Templeton’s deferred compensation account in 2006. Dividend equivalents are paid at the same rate as dividends on the company’s common stock.

(5)	Dividend equivalents paid on the RSUs discussed in note 4.

(6)	Of this amount, $3,456,000 is attributable to Mr. Templeton’s 1995 RSU award. The amount was calculated by multiplying the number of RSUs (120,000) awarded in 1995 by the closing price of TI common stock on December 29, 2006 ($28.80). The remainder is the balance of his deferred compensation account.

TI employees whose base salary exceeds $130,000 are eligible to defer compensation. Participants may choose to defer up to (i) 25 percent of their base salary, (ii) 90 percent of their performance bonus, and (iii) 90 percent of profit sharing. In addition, in 2004, participants had a one-time opportunity to defer up to 100 percent of their nonqualified pension benefit accrued after 2004. Elections to defer compensation must be made in the calendar year prior to the year in which the compensation will be earned. In addition, company matching contributions under the defined contribution retirement plan that exceed IRC limits are made to an individual’s deferred compensation account.

The company has determined that the investment alternatives for deferred compensation should generally be the same as the investment alternatives available under the company’s defined contribution plan. These investment alternatives may be changed at any time.

During 2006, participants could choose to have their deferred compensation mirror the performance of one or more of the following mutual funds, each of which is managed by a third party: Northern Trust Short Term Investment Fund, Northern Trust Daily Aggregate Bond Fund Index, Barclays Global Investors Equity Index Fund, Northern Trust Russell 1000 Value Equity Index (available as of November 21, 2006), Barclays Global Investors Russell 3000 Alpha Tilts, Northern Trust Russell 2000 Equity Index, Barclays Global Investors Active International Equity, Barclays Global Investors Lifepath Funds (Lifestyle 2010), Barclays Global Investors Lifepath Funds (Lifestyle 2020), Barclays Global Investors Lifepath Funds (Lifestyle 2030) and Barclays Global Investors Lifepath Funds (Lifestyle 2040). Prior to April 2005, participants could also choose to have their deferred compensation mirror the performance of TI’s common stock; that choice was eliminated for new deferrals beginning in April 2005.

From among the available alternatives, participants may change their instructions relating to their deferred compensation daily, except that instructions to move compensation out of the TI stock fund are subject to our policy regarding transactions in TI stock. Earnings on a participant’s balance are determined solely by the performance of the investments that the participant has chosen for his plan balance. The company does not guarantee any minimum return on investments. A third party administers the company’s deferred compensation program.

For compensation deferred before 2005, the participant may choose to receive a distribution at any time subject to a 10 percent reduction in the distribution. For compensation deferred after 2004, in the case of an unforeseen emergency, a plan participant may request a hardship withdrawal. To obtain a hardship withdrawal a participant must meet the requirements of Section 409A of the IRC. Except for these circumstances, a participant’s balance is paid pursuant to his distribution election and is subject to applicable IRC limitations. Please see the discussion under Potential Payments upon Termination or Change in Control below for further information about deferred compensation distributions.

Potential Payments upon Termination or Change in Control

None of the named executive officers has an employment contract with the company. They are eligible for benefits on generally the same terms as other U.S. employees upon termination of employment or change in control of the company. TI does not reimburse executive officers for any income or excise taxes that are payable by the executive as a result of payments relating to termination or change in control.

Resignation

Following is a discussion of the potential payments under current programs to the named executive officers in the event they resign from the company. At the end of this section is a table indicating estimated amounts for which each named executive officer would have been eligible had he resigned as of December 31, 2006.

Bonus. An executive officer who resigns from the company may be paid a bonus relating to his period of employment. The Texas Instruments Executive Officer Performance Plan states that a bonus is payable under the plan to each executive officer in an amount based on the level of the company’s “consolidated income” (as defined in the plan) for the year, subject to the right of the Compensation Committee of the board to reduce the amount to any level (including to zero) the committee deems appropriate in its discretion. The committee reserves the right to pay bonuses outside the plan when it considers it to be in the best interests of TI stockholders to do so. When a bonus is awarded, it is typically paid in February after the year to which the bonus relates. Each of the named executive officers was an executive officer throughout 2006.

Qualified Defined Benefit Pension Plan. The executive officer may request payment of his accrued benefit under the qualified defined benefit pension plan (TI Employees Pension Plan) at termination or any time thereafter. The amount of an executive officer’s benefit is determined by his salary and bonus, years of credited service and age. The executive officer may request that the payment be in the form of a lump sum or an annuity. If the executive officer does not request payment, he will receive his benefit in the form of an annuity beginning in April of the year after he reaches the age of 70½. Amounts owed will be paid by the TI Employees Pension Trust.

Nonqualified Defined Benefit Pension Plan. Because the IRC imposes certain limits on the retirement benefits that may be provided under a qualified plan, the company has a nonqualified defined benefit pension plan (TI Employees Non-Qualified Pension Plan) to maintain the desired level of benefits. Under the nonqualified defined benefit pension plan, participants receive a benefit that would ordinarily be paid under the qualified pension plan but for the limits of the IRC. Accordingly, the amount of the executive officer’s benefit is determined by his salary and bonus, years of credited service, age and IRC limitations on the amount of benefit that may accrue under the qualified plan.

Benefits under this plan are paid in a lump sum. Alternatively, the executive officer may elect to defer all or a portion of his benefit to his deferred compensation account. Amounts so deferred will be paid in accordance with his deferred compensation distribution elections. Distributions under this plan are paid by the company.

Amounts earned before 2005 and not deferred will be distributed when the executive officer’s benefit under the qualified pension plan is distributed. Amounts earned after 2004 and not deferred will be distributed subject to the requirements of Section 409A of the IRC. Because the named executive officers are among the 50 most highly compensated officers of the company, Section 409A of the IRC requires that they not receive any lump sum distribution payments under the nonqualified pension plan until the first day of the seventh month following termination of employment.

Deferred Compensation. An employee’s deferred compensation account contains eligible compensation the employee has elected to defer and contributions by the company that are in excess of the IRS limits on (i) contributions the company may make to the enhanced defined contribution plan and on (ii) matching contributions the company may make related to compensation the executive officer deferred into his deferred compensation account. The amount payable under the plan is determined by the performance of investments that the participant has chosen for his plan balance. TI does not guarantee any minimum return on investments. Distributions under the plan are paid by the company.

For amounts that were contributed by the company and amounts earned and deferred by the executive officer before 2005 and earnings on those amounts (collectively, pre-2005 amounts), termination of employment with the company triggers distribution of the amount in the executive officer’s account. If the executive officer has a valid distribution election on file, TI will distribute the amount in his account according to his election. If there is no valid distribution election on file, TI will distribute the entire amount in the account as soon as possible following his termination of employment. For amounts that were contributed by TI and amounts earned and deferred by the executive officer after 2004 and earnings on those amounts (collectively, post-2004 amounts), if there is no valid distribution election on file, or if the executive officer elects to receive a lump sum distribution on retirement, TI will distribute the entire amount in the account on the first day of the seventh month following termination of employment. If an executive officer has elected installment payments, for post-2004 amounts, the first installment payment can be made no earlier than the first day of the seventh month following termination of employment.

The named executive officers have made the following distribution elections for their deferred compensation: Mr. Templeton, lump sum paid on termination; Mr. March, lump sum paid on termination; Mr. Engibous, lump sum paid on termination; Mr. Delfassy, paid in five annual installments starting at termination; and Mr. Lowe, paid in ten annual installments starting at termination (for pre-2005 amounts) and lump sum payment upon termination (for post-2004 amounts). These amounts are paid by the company.

Restricted Stock Units. In the event of resignation, RSUs granted before January 19, 2006, will be cancelled with effect on the date of the executive officer’s termination. RSUs granted after January 18, 2006, will be cancelled on the effective date of the executive officer’s termination of employment unless he is retirement eligible under the terms of the defined contribution plan or qualified pension plan. None of the named executive officers is retirement eligible as of December 31, 2006. As a result, each RSU award held by a named executive officer would have been cancelled if the executive officer had resigned as of December 31, 2006, except as noted in the next paragraph.

Mr. Templeton has an award of 120,000 RSUs, granted in 1995, that is vested and outstanding. Under the terms of the award agreement, 120,000 shares of TI common stock will be issued to him as soon as practicable after March 15 of the calendar year following the year in which his employment terminates for any reason.

The terms and conditions of all RSUs granted to executive officers after January 18, 2006, include a provision that enables the company to cancel the award, and claim the fair market value of shares issued within the past three years under the award, if the executive officer competes with the company during the two years after termination of employment or discloses confidential information of the company. The Outstanding Equity Awards At Fiscal Year-End table on pages 32-33 indicates the grant date of outstanding RSUs.

If a change in control of the company occurs within 30 days after an executive officer’s resignation, a different result may ensue. See the discussion of RSUs under Change in Control below.

Stock Options. Options granted prior to February 20, 2003, continue to become, and they remain, exercisable over their full 10-year term if the executive officer has been employed by the company for at least 20 years when he resigns. For options granted after February 19, 2003, if the executive officer has been employed by the company for at least 20 years and is not retirement eligible when he resigns, he will retain the option until the end of its 10-year term but only to the extent it was exercisable on the date of termination. Each of the named executive officers has been employed by the company for over 20 years.

The terms and conditions of all stock options held by an executive officer allow the company to cancel the award if the executive officer competes with the company during the two years after termination of employment or discloses confidential information of the company. In addition, the terms and conditions of all stock options granted to him while he is an executive officer allow the company to reclaim past profits earned under the award within three years prior to termination of employment in the event of competition during those two years or disclosure of confidential information.

If a change in control of the company occurs within 30 days after an executive officer’s resignation, a different result may ensue. See the discussion of stock options under Change in Control below.

Profit Sharing. If the executive officer remains employed through the end of the year, he will receive any profit sharing paid for that year. Please see the Compensation and Discussion Analysis on page 19 for a discussion of how an individual’s profit sharing is calculated. Profit sharing is normally paid in the first quarter of the year following the year in which it is earned. Profit sharing payments are made by the company in a lump sum.

Time Bank. Based on years of employment with the company, employees accrue hours in a time bank. Time bank hours may be used for paid absences from the office such as vacation and sick days. Employees receive a cash payment for any time bank hours still outstanding on termination of employment. The amount paid is calculated by applying the employee’s base salary rate in effect at the time of termination to the number of hours remaining in the time bank. Because of his reduced role, the Chairman ceased accruing time bank hours in May 2004. The time bank payment to the Chairman will be calculated by applying the base salary rate in effect before May 2004 to the number of hours in the time bank. Time bank payments are made in a lump sum by the company. They are ordinarily paid no later than what would have been the employee’s next regular pay cycle.

Perquisites. None of the few perquisites the executive officers receive continues beyond the year of termination of employment.

Life Insurance. Mr. Engibous has an executive life insurance policy under an old program that is closed to new participants. Mr. Engibous may choose to receive the cash value of this policy at any time upon termination of employment. The company may also choose to stop making premium payments under the policy at any time. The cash value is the amount of money remaining in the policy after the premium expense and the monthly cost of insurance charges have been deducted. Payments made to Mr. Engibous under the policy will be paid in a lump sum by the insurer, Metropolitan Life Insurance Company.

Other Payments. In the case of a resignation pursuant to a separation arrangement, an executive officer (like other employees above a certain job grade level) will typically be offered a 12-month paid leave of absence before termination, in exchange for a non-compete and non-solicitation commitment and a release of claims against the company. The leave period will be credited to years of service under the pension plans described above. During the leave, the executive officer’s stock options will continue to become exercisable and his RSUs will continue to vest. Amounts paid to an individual during a paid leave of absence are not counted when calculating profit sharing and benefits under the qualified and nonqualified pension plans. During a paid leave of absence an individual does not continue to accrue time bank hours. He retains medical and insurance benefits at essentially the same rates as active company employees during the paid leave of absence period.

Amounts Payable. The following table indicates the amounts for which each executive officer would have been eligible had he resigned from the company as of December 31, 2006. The actual amounts that would be paid out can only be determined at the time of the executive officer’s termination of employment.

		Qualified	Nonqualified
		Defined	Defined
		Benefit	Benefit	Deferred				Profit		Perquisites
		Pension	Pension	Compensation			Stock	Sharing	Time	and Life
Name	Bonus	Plan (2)	Plan (3)	(4)	RSUs		Options (6)	(7)	Bank (8)	Insurance
R. K. Templeton	(1)	$349,281	$258,094	$3,012,003	$3,456,000	(5)	$16,144,688	$79,070	$131,105	0
K. P. March	(1)	$287,715	$489,734	$85,811	0		$1,614,200	$33,344	$79,688	0
T. J. Engibous	(1)	$709,187	$5,197,847	$1,488,411	0		$22,482,000	$31,606	$145,557	$211,595 (9)
G. A. Lowe	(1)	$341,739	$562,157	$1,444,654	0		$2,679,000	$39,730	$77,676	0
G. Delfassy	(1)	0	0	$1,804,329	0		$2,348,500	$39,499	$109,906	0
____________________

(1)	Because the amount of a bonus is subject to the Compensation Committee’s discretion considering the facts and circumstances of the termination, it is not possible to predict the amount of bonus, if any, the executive officer would have received.

(2)	Lump sum value of the December 31, 2006, accrued benefit calculated as required by the terms of the plan assuming the earliest possible payment date. Mr. Delfassy does not participate in this plan.

(3)	Lump sum value of the December 31, 2006, accrued benefit calculated as required by the terms of the plan assuming the earliest possible payment date. Mr. Delfassy does not participate in this plan.

(4)	Aggregate account value as of December 31, 2006. The amounts shown in the Nonqualified Deferred Compensation table on page 37 include the amounts shown in this column.

(5)	Calculated by multiplying 120,000 vested RSUs by the closing price of the company’s common stock as of December 29, 2006 ($28.80).

(6)	Calculated as the difference between the grant price of (i) in-the-money exercisable options and (ii) in-the-money unexercisable options granted on January 15, 2003, and the closing price of the company’s common stock as of December 29, 2006 ($28.80), multiplied by the number of such options as of December 29, 2006. This calculation includes all options that were exercisable at December 31, 2006 or would become exercisable after the executive officer’s resignation. As of December 31, 2006 (a) all outstanding options granted before 2003 were fully exercisable; (b) the options granted on January 15, 2003, would continue to become exercisable following resignation; and (c) the unexercisable portion of all other options would be cancelled upon resignation. See the Outstanding Equity Awards table on pages 32-33 for the actual number of exercisable and unexercisable options as of December 31, 2006.

(7)	Amounts earned in 2006.

(8)	Calculated by multiplying the number of hours remaining in the named executive officer’s time bank by the applicable base salary rate as of December 31, 2006.

(9)	Cash value of Mr. Engibous’s executive life insurance policy as of December 31, 2006.

Retirement

Following is a discussion of the potential payments under current programs to the named executive officers in the event they retire.

The effect of retirement on the executive officer’s bonus, his benefits under the qualified and nonqualified pension plans, and his deferred compensation and time bank is the same as described above under Resignation. Executive officers are eligible to receive the same retiree medical benefits as other employees. The effect of retirement on restricted stock units, stock options, profit sharing, perquisites and life insurance is as discussed below.

In the case of a separation arrangement (described above under Resignation) in which the paid leave of absence expires when the executive officer will be at least 50 years old and have at least 15 years of employment with the company, the separation arrangement will typically include an unpaid leave of absence, to commence at the end of the paid leave and end when the executive officer has reached age 55 or completed 20 years of employment, whichever is later (bridge to retirement). The bridge to retirement will be credited to years of service under the pension plans described above. The executive officer will not receive profit sharing nor accrue time bank hours for the period he is on a bridge to retirement, but he will retain medical and insurance benefits at essentially the same rates as active TI employees. The impact of a bridge to retirement on RSU awards and stock options is described below.

Restricted Stock Units. Unvested RSUs granted before January 18, 2006, terminate upon retirement unless the Compensation Committee makes a specific determination that the award will continue to vest according to its terms. The Committee has not to date made any such determination with respect to any of the named executive officers.

Unvested RSUs granted after January 18, 2006, remain in effect in the event of early or normal retirement (at least 55 years of age with 20 years of employment, 60 years of age with five years of employment, or 65 years of age with one year of employment) or a bridge to retirement, but only to the extent the executive officer has remained in active employment over the vesting period. Specifically, the number of RSUs will be reduced by multiplying that number by a fraction equal to the number of whole 365-day periods from the grant date of the award through the day the executive officer retires or begins the bridge to retirement, divided by the number of years in the vesting period. For example, if the executive officer retires or begins a bridge to retirement at the end of the first year of a four-year vesting period, then one-quarter of the restricted stock units remain in effect in accordance with the terms of the award. The grants are subject to cancellation and profits are subject to recapture as described on page 39. The named executive officers would not have retained any RSUs that were granted after January 18, 2006, if they had retired or begun a bridge to retirement at the end of 2006 because a 365-day period from the grant date would not have been completed.

Stock Options. An executive officer will retain his stock options until the end of their 10-year term, and the options will continue to become exercisable on their original schedule, if the termination occurs when the executive officer is eligible for early or normal retirement. In the event of a bridge to retirement, stock options will continue to become exercisable during the bridge. The options are subject to cancellation and profits are subject to recapture as described on page 40.

Profit Sharing. Profit sharing will be paid for the portion of the year worked prior to retirement or beginning of a bridge to retirement.

Perquisites. None of the few perquisites the executive officers receive continues beyond the year in which retirement occurs.

Life Insurance. Mr. Engibous may choose to receive the cash value of this policy as discussed above. If he does not choose to receive the cash value upon retirement, the company may continue to make premium payments until Mr. Engibous reaches the age of 65 (as of December 31, 2006, Mr. Engibous was 53 years old) or until he chooses to receive the cash value of the policy. The 2006 premium payment made by the company was $40,346. Payments made to Mr. Engibous under the policy will be paid in a lump sum by the insurer, Metropolitan Life Insurance Company.

Separation Agreement. In January 2007, the company entered into a separation agreement with one of the named executive officers (Mr. Delfassy), which included a paid leave of absence and bridge to retirement as described above.

Amounts Payable. None of the named executive officers was retirement eligible as of December 31, 2006. Therefore, no potential payments are stated assuming that event.

Involuntary Termination Not for Cause

Following is a discussion of the potential payments under current programs to the named executive officers in the event they were involuntarily terminated other than for cause.

The only difference between the effect of an involuntary termination not for cause and resignation relates to RSUs and certain other payments described below.

Restricted Stock Units. In the event of an involuntary termination, the executive officer’s RSUs will terminate except for Mr. Templeton’s vested RSU award discussed on page 39. If a change in control of the company occurs within 30 days after an executive officer’s resignation, a different result may ensue. See the discussion of RSUs under Change in Control below.

Other Payments. In the event they are subject to a reduction in force, the executive officers are entitled to the same benefits as all employees above a certain job grade level. Contingent upon signing a waiver of any claims they may have against TI, they will be placed on a paid leave of absence for 12 months. If no waiver is signed, they will be placed on a paid leave of absence for 60 days. They will retain medical and insurance benefits essentially at the same rate as active TI employees during this paid leave of absence period.

Amounts Payable. The amounts for which each executive officer would have been eligible in the event of his involuntary termination not for cause as of December 31, 2006, are the same as described above under Resignation. Please see the table on page 41 for those amounts. The actual amounts that would be paid out can only be determined at the time of the executive officer’s termination of employment.

Involuntary Termination for Cause

Following is a discussion of the potential payments under current programs to the named executive officers in the event of their involuntary termination for cause. At the end of this section is a table indicating the estimated amounts for which each named executive officer would have been eligible had he been terminated for cause as of December 31, 2006.

The effect of involuntary termination for cause on the executive officer’s benefits under the qualified and nonqualified pension plans, his deferred compensation, profit sharing, time bank, and perquisites, and on Mr. Engibous’s executive life insurance policy, is the same as described above under Resignation. These amounts are payable because they have already been earned by the executive officer.

Bonus. It may be presumed that in the event of termination for cause, no bonus would be awarded to an executive officer.

Restricted Stock Units. With the exception of Mr. Templeton’s vested RSU award discussed above on page 39, the executive officers’ RSUs will be cancelled and become void upon involuntary termination for cause.

Stock Options. All the executive officers’ stock options will be cancelled immediately upon involuntary termination for cause.

Amounts Payable. The following table indicates the amounts for which each executive officer would have been eligible had he been involuntarily terminated for cause as of December 31, 2006. The actual amounts that would be paid out can only be determined at the time of the executive officer’s involuntary termination for cause.

		Qualified	Nonqualified
		Defined	Defined
		Benefit	Benefit	Deferred				Profit		Perquisites
	Bonus	Pension	Pension	Compensation			Stock	Sharing	Time	and Life
Name	(1)	Plan (2)	Plan (3)	(4)	RSUs		Options	(6)	Bank (7)	Insurance
R. K. Templeton	0	$349,281	$258,094	$3,012,003	$3,456,000	(5)	0	$79,070	$131,105	0
K. P. March	0	$287,715	$489,734	$85,811	0		0	$33,344	$79,688	0
T. J. Engibous	0	$709,187	$5,197,847	$1,488,411	0		0	$31,606	$145,557	$211,595 (8)
G. A. Lowe	0	$341,739	$562,157	$1,444,654	0		0	$39,730	$77,676	0
G. Delfassy	0	0	0	$1,804,329	0		0	$39,499	$109,906	0
____________________

(1)	It is presumed that in the event of termination for cause no bonus would be awarded.

(2)	Lump sum value of the December 31, 2006, accrued benefit calculated as required by the terms of the plan assuming the earliest possible payment date. Mr. Delfassy does not participate in this plan.

(3)	Lump sum value of the December 31, 2006, accrued benefit calculated as required by the terms of the plan assuming the earliest possible payment date. Mr. Delfassy does not participate in this plan.

(4)	Aggregate account value as of December 31, 2006. The amounts shown in the Nonqualified Deferred Compensation table on page 37 include the amounts shown in this column.

(5)	Calculated by multiplying 120,000 vested RSUs by the closing price of the company’s common stock as of December 29, 2006 ($28.80).

(6)	Amounts earned in 2006.

(7)	Calculated by multiplying the number of hours remaining in the named executive officer’s time bank by the applicable base salary rate as of December 31, 2006.

(8)	Cash value of Mr. Engibous’s executive life insurance policy as of December 31, 2006.

Death or Disability

Following is a discussion of the potential payments under current programs to the named executive officers in the event of their termination of employment due to death or disability. At the end of this section are tables indicating the estimated amounts for which each named executive officer would have been eligible in the event of his death or termination of employment due to disability as of December 31, 2006.

The effect of an executive officer’s termination due to death or disability on his bonus, time bank and perquisites is the same as described above under Resignation.

In the event of an executive officer’s termination due to disability or death, he or his beneficiaries would be eligible to receive profit sharing.

Qualified Defined Benefit Pension Plan. If an executive officer’s employment with the company terminates due to disability, the executive officer may choose to receive his accrued benefit under the qualified pension plan at any time prior to age 65. Please see the corresponding column in the table under Resignation on page 41 for the present value as of December 31, 2006, of the lump sum benefit for each of the named executive officers who participates in this plan. Alternatively, an executive officer whose employment terminates due to disability may choose to defer receiving a pension from the plan until reaching age 65 and then take a disability benefit.

The disability benefit paid at age 65 is based on salary and bonus, years of credited service the executive would have accrued to age 65 had he not become disabled and disabled status. These payments are made by the TI Employees Pension Trust.

The benefit payable in the event of death is based on salary and bonus, years of credited service and age at the time of death, and may be in the form of a lump sum or annuity at the election of the beneficiary. These payments are made by the TI Employees Pension Trust. The earliest date of payment is the first day of the second calendar month following the month of death.

Nonqualified Defined Benefit Pension Plan. The effect of termination due to disability on an executive officer’s nonqualified pension benefit is the same as discussed above under Resignation, except that an executive officer whose employment terminates due to disability may choose to defer receiving a payment under the plan until he reaches age 65 and then take a disability benefit. The disability benefit payable at age 65 is based on salary and bonus, years of credited service the executive would have accrued to age 65 had he not become disabled and disabled status. These payments are made by TI.

The benefit payable in the event of death is based on salary and bonus, years of credited service and age at the time of death and will be in the form of a lump sum. The earliest date of payment is the first day of the second calendar month following the month of death. These payments are made by TI.

Deferred Compensation. The effect of termination due to disability on the executive officer’s deferred compensation is the same as described above under Resignation.

In the event of an executive officer’s death, one-half of the amount in his account will be immediately paid to his beneficiaries. The remaining half will be paid to his beneficiaries on or about March 31 of the following year.

Restricted Stock Units. In the event of death or termination due to disability, RSUs continue to full term and vest according to their regular schedule.

Stock Options. Stock options are transferable in accordance with the grantee’s will or the laws of inheritance. In the event of an executive officer’s death or disability, stock options will continue to become exercisable pursuant to their regular schedule and remain in effect for their full term.

Life Insurance. The effect of termination due to disability on Mr. Engibous’s executive life insurance policy is the same as described above under Resignation. In the case of death, the proceeds of the policy, $2,700,000, would be paid to the designated beneficiaries in a lump sum by the insurer, Metropolitan Life Insurance Company.

Amounts Payable. The following table indicates the amount for which each executive officer would have been eligible in the event of his termination of employment due to disability as of December 31, 2006. The actual amounts that would be paid out can only be determined at the time of the executive officer’s termination of employment due to disability.

		Qualified	Nonqualified
		Defined	Defined
		Benefit	Benefit	Deferred			Profit		Perquisites
		Pension	Pension	Compensation		Stock	Sharing	Time	and Life
Name	Bonus	Plan (2)	Plan (2)	(3)	RSUs (4)	Options (5)	(6)	Bank (7)	Insurance
R. K. Templeton	(1)	$792,637	$585,703	$3,012,003	$13,536,000	$20,040,000	$79,070	$131,105	0
K. P. March	(1)	$1,152,085	$2,210,389	$85,811	$3,024,000	$2,237,450	$33,344	$79,688	0
T. J. Engibous	(1)	$1,594,050	$12,583,273	$1,488,411	0	$24,734,500	$31,606	$145,557	$211,595 (8)
G. A. Lowe	(1)	$1,557,999	$3,501,613	$1,444,654	$8,424,000	$3,536,500	$39,730	$77,676	0
G. Delfassy	(1)	0	0	$1,804,329	$4,320,000	$3,206,000	$39,499	$109,906	0
____________________

(1)	Because the amount of a bonus is subject to the Compensation Committee’s discretion considering the facts and circumstances of the termination, it is not possible to predict the amount of bonus, if any, the executive officer would have received.

(2)	The amount shown is the lump sum benefit payable at age 65 to the named executive officer in the event of termination as of December 31, 2006, due to disability, assuming the named executive officer does not request payment of his disability benefit until age 65. The assumptions used in calculating these amounts are the same as the age-65 lump-sum assumptions used for financial reporting purposes for the company’s audited financial statements for 2006 and are described in footnote 4 to the Pension Benefits table on page 35. Mr. Delfassy does not participate in these plans.

(3)	Aggregate account value as of December 31, 2006. The amounts shown in the Nonqualified Deferred Compensation table on page 37 include the amounts shown in this column.

(4)	Calculated by multiplying the number of outstanding RSUs by the closing price of TI common stock as of December 29, 2006 ($28.80). Because the executive officer will retain his RSU awards in the event of termination and they will continue to vest according to their terms, all outstanding RSUs are assumed to be vested for purposes of this table. See the Outstanding Equity Awards table on pages 32-33 for the actual number of unvested RSUs as of December 31, 2006, and see page 39 for a discussion of an additional outstanding RSU award held by Mr. Templeton.

(5)	Calculated as the difference between the grant price of all outstanding in-the-money options and the closing price of TI common stock as of December 29, 2006 ($28.80), multiplied by the number of such options as of December 29, 2006. Because the executive officer will retain his options and they will continue to become exercisable according to their terms, all outstanding options (exercisable and unexercisable) are assumed to be exercisable for purposes of this table. See the Outstanding Equity Awards table on pages 32-33 for the actual number of exercisable and unexercisable options as of December 31, 2006.

(6)	Amounts earned in 2006.

(7)	Calculated by multiplying the number of hours remaining in the named executive officer’s time bank by the applicable base salary rate as of December 31, 2006.

(8)	Cash value of Mr. Engibous’s executive life insurance policy as of December 31, 2006.

The following table indicates the amounts for which each executive officer, including his estate beneficiaries, would have been eligible in the event of his death on December 31, 2006. The actual amounts that would be paid out can only be determined at the time of the executive officer’s death.

		Qualified	Nonqualified
		Defined	Defined
		Benefit	Benefit	Deferred			Profit		Perquisites
		Pension	Pension	Compensation		Stock	Sharing	Time	and Life
Name	Bonus	Plan (2)	Plan (2)	(3)	RSUs (4)	Options (5)	(6)	Bank (7)	Insurance
R. K. Templeton	(1)	$158,943	$ 117,448	$ 3,012,003	$13,536,000	$20,040,000	$79,070	$131,105	0
K. P. March	(1)	$138,277	$ 235,368	$ 85,811	$3,024,000	$2,237,450	$33,344	$79,688	0
T. J. Engibous	(1)	$378,521	$2,774,291	$ 1,488,411	0	$24,734,500	$31,606	$145,557	$2,700,000 (8)
G. A. Lowe	(1)	$160,939	$ 264,743	$ 1,444,654	$8,424,000	$3,536,500	$39,730	$77,676	0
G. Delfassy	(1)	0	0	$ 1,804,329	$4,230,000	$3,206,000	$39,499	$109,906	0
____________________

(1)	Because the amount of a bonus is subject to the Compensation Committee’s discretion considering the facts and circumstances of the termination, it is not possible to predict the amount of bonus, if any, the executive officer would have received.

(2)	Value of the benefit payable in a lump sum to the executive officer’s beneficiary calculated as required by the terms of the plan assuming the earliest possible payment date. The plan provides that in the event of death, the beneficiary receives 50 percent of the participant’s accrued benefit, reduced by the age-applicable joint and 50 percent survivor factor.

(3)	Aggregate account value as of December 31, 2006. The amounts shown in the Nonqualified Deferred Compensation table on page 37 include the amounts shown in this column.

(4)	Calculated by multiplying the number of outstanding RSUs by the closing price of TI common stock as of December 29, 2006 ($28.80). Because the executive officer’s estate will receive his RSU awards in the event of his death, all outstanding RSUs are assumed to be vested for purposes of this table. See the Outstanding Equity Awards table on pages 32-33 for the actual number of unvested RSUs as of December 31, 2006, and see page 39 for a discussion of an additional outstanding RSU award held by Mr. Templeton.

(5)	Calculated as the difference between the grant price of all outstanding in-the-money options and the closing price of TI common stock as of December 29, 2006 ($28.80), multiplied by the number of such options as of December 29, 2006. Because the executive officer’s estate will inherit his options and they will continue to become exercisable according to their terms, all outstanding options (exercisable and unexercisable) are assumed to be exercisable for purposes of this table. See the Outstanding Equity Awards table on pages 32-33 for the actual number of exercisable and unexercisable options as of December 31, 2006.

(6)	Amounts earned in 2006.

(7)	Calculated by multiplying the number of hours remaining in the named executive officer’s time bank by the applicable base salary rate as of December 31, 2006.

(8)	Proceeds of Mr. Engibous’s executive life insurance policy.

Change in Control

Following is a discussion of the potential payments under current programs to the named executive officers in the event of a change in control of the company. At the end of this section is a table indicating the estimated incremental amounts that would have been triggered for each named executive officer had there been a change in control as of December 31, 2006.

The company has no program, plan or agreement providing benefits triggered by a change in control except as described below.

Nonqualified Defined Benefit Pension Plan. Because balances in this plan are unsecured obligations of the company, the plan provides for payment of the present value of the individual’s benefit not later than the month following the month in which the change in control occurred. For amounts accrued under this plan prior to 2005, a change in control is defined as an event when (i) any person, alone or together with affiliates and associates or otherwise, becomes the beneficial owner of more than 20 percent of the outstanding common stock of the company other than pursuant to a transaction approved by the board of directors, or (ii) a majority of the board of directors changes within any 24-month period unless the election or the nomination for election by the company’s stockholders of each new director has been approved by at least the majority of the directors then in office (the “standard definition”). For amounts accrued under this plan after 2004, a change in control is defined as set forth in Section 409A of the IRC. Section 409A defines a change in control as a change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation.

For all amounts accrued under this plan, if there is a sale of substantially all of the assets of the company, the present value of the individual’s benefit will be distributed in a lump sum as soon as reasonably practicable following the sale of assets.

Deferred Compensation. For amounts earned and deferred before 2005, the individual will receive payment of his balance not later than the month following the month in which the change in control occurred. The standard definition of change in control applies. For amounts earned and deferred after 2004, the individual will receive payment of his balance not later than the month following the month in which the change in control as defined in Section 409A of the IRC has occurred.

Restricted Stock Units. The terms and conditions for RSUs granted before January 19, 2006, do not vest or otherwise change in the event of a change in control. RSUs granted on or after that date become fully vested upon a change in control. The standard definition applies, unless the award is subject to Section 409A of the IRC, in which case the definition of change in control in Section 409A discussed above will apply. In the event of an executive officer’s termination (other than for cause) within 30 days before the effective date of a change in control, the change in control will be deemed to have occurred first and the executive officer’s awards made on or after January 19, 2006, will become immediately vested.

Stock Options. Stock options become immediately exercisable upon a change in control and remain exercisable for the remainder of the 10-year term. Options that have already been cancelled do not become exercisable upon a change in control, except in the case of resignation or involuntary termination (not for cause) within 30 days before a change in control. In those cases, the change in control is deemed to have occurred before the executive officer’s termination, and his options become fully vested and exercisable. The standard definition of change in control applies.

Amounts Payable. The following table indicates the incremental amounts that would have been triggered for each executive officer had there been a change in control as of December 31, 2006. The actual amounts that would be paid out can only be determined at the time the change in control occurs.

		Qualified	Nonqualified
		Defined	Defined						Perquisites
		Benefit	Benefit	Deferred		Stock	Profit	Time	and Life
		Pension	Pension Plan	Compensation		Options	Sharing	Bank	Insurance
Name	Bonus	Plan (2)	(3)	(4)	RSUs (5)	(6)	(7)	(8)	(9)
R. K. Templeton	(1)	0	$258,094	$3,012,003	$4,320,000	$5,878,125	0	0	0
K. P. March	(1)	0	$489,734	$85,811	$864,000	$813,600	0	0	0
T. J. Engibous	(1)	0	$5,197,847	$1,488,411	0	$5,583,625	0	0	0
G. A.Lowe	(1)	0	$562,157	$1,444,654	$4,320,000	$1,492,000	0	0	0
G. Delfassy	(1)	0	0	$1,804,329	$1,440,000	$1,492,000	0	0	0
____________________

(1)	Because the amount of a bonus is subject to the Compensation Committee’s discretion considering the facts and circumstances of the termination, it is not possible to predict the amount of bonus, if any, the executive officer would have received.

(2)	A change in control does not result in a distribution of the accrued benefit under this plan. For amounts payable in the event of a termination of employment under various scenarios following a change in control, please see the discussion of the scenarios above.

(3)	Lump sum value of the December 31, 2006 accrued benefit calculated as required by the terms of the plan assuming the earliest possible payment date. Mr. Delfassy does not participate in this plan.

(4)	Aggregate account value as of December 31, 2006. The amounts shown in the Nonqualified Deferred Compensation table on page 37 include the amounts shown in this column.

(5)	A change in control affects only RSUs awarded after January 18, 2006. Calculated by multiplying the number of RSUs granted in 2006 by the closing price of the company’s common stock as of December 29, 2006 ($28.80). Please see the discussions under the scenarios above for the effect on the executive officers’ other RSUs of termination occurring after a change in control.

(6)	Upon a change in control, all outstanding options become immediately exercisable. Calculated as the difference between the grant price of in-the-money options not already exercisable and the closing price of the company’s common stock as of December 29, 2006 ($28.80), multiplied by the number of those options as of December 29, 2006.

(7)	A change in control does not trigger payment of profit sharing. For amounts payable in the event of a termination of employment under various scenarios following a change in control, please see the discussion of the scenarios above.

(8)	A change in control does not trigger payment of the amount in the executive officer’s accrued time bank. For amounts payable in the event of a termination of employment under various scenarios following a change in control, please see the discussion of the scenarios above.

(9)	A change in control has no effect on an executive officer’s perquisites or on Mr. Engibous’s executive life insurance policy. For amounts payable in the event of a termination of employment under the various scenarios following a change in control, please see the discussion of the scenarios above.

AUDIT COMMITTEE REPORT

The Audit Committee of the board of directors has furnished the following report:

As noted in the committee’s charter, TI management is responsible for preparing the company’s financial statements. The company’s independent registered public accounting firm is responsible for auditing the financial statements. The activities of the committee are in no way designed to supersede or alter those traditional responsibilities. The committee’s role does not provide any special assurances with regard to TI’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm.

The committee has reviewed and discussed with management and the independent accounting firm, as appropriate, (1) the audited financial statements and (2) management’s report on internal control over financial reporting and the independent accounting firm’s related opinions.

The committee has discussed with the independent registered public accounting firm, Ernst & Young, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended.

The committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, has considered the compatibility of non-audit services with the firm’s independence, and has discussed with Ernst & Young the firm’s independence.

Based on the review and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for 2006 for filing with the SEC.

Pamela H. Patsley, Chair	Carrie S. Cox
Gerald W. Fronterhouse	Wayne R. Sanders

PROPOSAL TO RATIFY
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board has appointed Ernst & Young LLP to be TI’s independent registered public accounting firm for 2007.

The board asks the stockholders to ratify the appointment of Ernst & Young. If the stockholders do not ratify the appointment, the Audit Committee will consider whether it should appoint another independent registered public accounting firm.

Representatives of Ernst & Young are expected to be present, and to be available to respond to appropriate questions, at the annual meeting. They have the opportunity to make a statement if they desire to do so; they have indicated that, as of this date, they do not.

The company has paid fees to Ernst & Young for the services described below:

Audit Fees. Ernst & Young’s Audit Fees were $7,470,000 in 2006 and $6,770,000 in 2005. The services provided in exchange for these fees were our annual audit and review of interim financial statements, and the firm’s opinions related to internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees. In addition to the Audit Fees, the company paid Ernst & Young $1,689,000 in 2006 and $1,997,000 in 2005 for assurance and other services related to Ernst & Young’s provision of annual audit services and review of interim financial statements. The services provided in exchange for these fees included employee benefit plan audits, an agreed-upon procedures report related to a compensation matter, access to Ernst & Young’s online research tool, an environmental certification audit, a research and development certification audit and a separate audit in support of a transaction to divest substantially all of the company’s Sensors & Controls segment. Of the total Audit-Related Fees, fees incurred for this separate audit were $1,019,000 in 2006, and $1,489,000 in 2005.

Tax Fees. Ernst & Young’s fees for professional services rendered for tax compliance, tax advice and tax planning were $639,000 in 2006 and $800,000 in 2005. The services provided in exchange for these fees were preparation and review of non-U.S. tax returns, tax consultations and expatriate tax preparation.

All Other Fees. Ernst & Young’s fees for all other professional services rendered were $20,000 in 2006 and $30,000 in 2005. The services provided in exchange for these fees were audit services for the TI Foundation.

Pre-approval Policy. The Audit Committee is required to pre-approve the audit and non-audit services to be performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence.

Annually the independent registered public accounting firm and the Director of Internal Audits present to the Audit Committee services expected to be performed by the firm over the next 12 months. The Audit Committee reviews and, as it deems appropriate, pre-approves those services. The services and estimated fees are presented to the Audit Committee for consideration in the following categories: Audit, Audit-related, Tax and All Other (each as defined in Schedule 14A of the Securities Exchange Act of 1934). For each service listed in those categories, the Committee receives detailed documentation indicating the specific services to be provided. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee reviews on at least a quarterly basis the services provided to date by the firm and the fees incurred for those services. The Audit Committee may revise the list of pre-approved services and related fees from time to time, based on subsequent determinations.

In order to respond to time-sensitive requests for services that may arise between regularly scheduled meetings of the Audit Committee, the Committee has delegated pre-approval authority to its Chair (the Audit Committee does not delegate to management its responsibilities to pre-approve services). The Chair reports pre-approval decisions to the Audit Committee and seeks ratification of such decisions at the Audit Committee’s next scheduled meeting.

The Audit Committee or its Chair pre-approved all services provided by Ernst & Young during 2006, and all pre-approvals by the Chair were subsequently ratified by the Audit Committee.

The board of directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2007.

ADDITIONAL INFORMATION

Voting Securities

As of February 20, 2007, 1,441,168,846 shares of the company’s common stock were outstanding. This is the only class of capital stock entitled to vote at the meeting. Each holder of common stock has one vote for each share held. As stated in the notice of meeting, holders of record of the common stock at the close of business on February 20, 2007, may vote at the meeting or any adjournment of the meeting.

Security Ownership of Certain Beneficial Owners

The following table shows the only persons who have reported beneficial ownership of more than 5 percent of the common stock of the company. Persons generally “beneficially own” shares if they have the right to either vote those shares or dispose of them. More than one person may be considered to beneficially own the same shares.

	Shares Owned at		Percent
Name and Address	December 31, 2006		of Class
Capital Research and Management Company	113,502,420	(1)	7.6%
333 South Hope Street
Los Angeles, CA 90071
Barclays entities	81,692,384	(2)	5.5%
45 Fremont Street
San Francisco, CA 94105
____________________

(1)	TI understands that, as of December 31, 2006, Capital Research and Management Company had sole investment power with respect to all of the above shares and sole voting power with respect to 29,834,100 of the above shares.

(2)	TI understands that, as of December 31, 2006, the following Barclays entities had sole voting power and sole investment power with respect to the following number of shares:

Name and Address	Sole Voting Power	Sole Investment Power
Barclays Global Investors, NA	47,668,878	58,215,424
Barclays Global Fund Advisors	9,079,984	9,117,896
Barclays Global Investors, Ltd.	10,644,293	10,644,293
Barclays Global Investors Japan Trust and Banking Company Limited	1,580,661	1,580,661
Barclays Global Investors Japan Limited	2,134,110	2,134,110

All shares are held by the entities in trust accounts for the economic benefit of the beneficiaries of those accounts.

Security Ownership of Management

The following table shows the beneficial ownership of TI common stock by the named executive officers and all executive officers and directors as a group.

	Shares Owned at	Percent
Name	December 31, 2006	of Class
R. K. Templeton (1)	4,504,563	*
K. P. March (1)	487,053	*
T. J. Engibous (1)	5,440,595	*
G. A. Lowe (1)	1,022,307	*
G. Delfassy (1)	1,145,293	*
All executive officers and directors as a group (2)	19,838,321	1.37%
____________________
*	less than 1 percent

(1)	Included in shares owned on December 31, 2006:

		Shares Credited
		to 401(k) and	Restricted Stock
	Shares Obtainable	Profit Sharing	Units
Executive Officer	Within 60 Days	Accounts	(in Shares)
R. K. Templeton	4,022,696	11,096	470,000
K. P. March	374,246	1,793	105,000
T. J. Engibous	5,319,696	18,133	0
G. A. Lowe	722,696	3,453	292,500
G. Delfassy	987,696	1,704	150,000
____________________
Each named executive officer has sole voting and sole investment power with respect to the shares owned.

Excludes shares held by a family member if an executive officer has disclaimed beneficial ownership.

(2)	Includes:

(a)	17,019,271 shares obtainable within 60 days;

(b)	91,265 shares credited to 401(k) and profit sharing stock accounts;

(c)	1,898,568 shares subject to restricted stock unit awards; the non-employee directors’ restricted stock units granted as of December 31, 2006, are settled in TI stock upon a director’s termination of service provided he or she has served at least eight years or has reached the company’s retirement age for directors; and

(d)	84,016 shares credited to certain non-employee directors’ deferred compensation accounts; shares in deferred compensation accounts are issued following a director’s termination of service.

Excludes shares held by a family member if a director or executive officer has disclaimed beneficial ownership. No director or executive officer has pledged shares of TI common stock.

Related Person Transactions

Because we believe that company transactions with directors and executive officers of TI or with persons related to TI directors and executive officers present a heightened risk of creating or appearing to create a conflict of interest, we have a written related person transaction policy that has been approved by the board of directors. The policy states that TI directors and executive officers should obtain the approvals specified below in connection with any related person transaction. The policy applies to transactions in which:

1.	TI or any TI subsidiary is or will be a participant;

2.	The amount involved exceeds or is expected to exceed $100,000 in a fiscal year; and

3.     Any of the following (a “related person”) has or will have a direct or indirect interest:

(a)	A TI director or executive officer, or an Immediate Family Member of a director or executive officer;

(b)	A stockholder owning more than 5 percent of the common stock of TI or an Immediate Family Member of such stockholder, or, if the 5 percent stockholder is not a natural person, any person or entity designated in the Form 13G or 13D filed under the SEC rules and regulations by the 5 percent stockholder as having an ownership interest in TI stock (individually or collectively, a “5 percent holder”); or

(c)	An entity in which someone listed in (a) or (b) above has a 5 percent or greater ownership interest, by which someone listed in (a) or (b) is employed, or of which someone listed in (a) or (b) is a director, principal or partner.

For purposes of the policy, an “Immediate Family Member” is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law or any person (other than a tenant or employee) sharing the household of a TI director, executive officer or 5 percent holder.

The policy specifies that a related person transaction includes, but is not limited to, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions or arrangements.

Approval Required

Arrangement involving:	Approval required by:
Executive officer who is also a member	Governance and Stockholder
of the TI board, an Immediate Family	Relations Committee
Member of such person, or an entity in
which any of the foregoing has a 5 percent
or greater ownership interest

Chief compliance officer, any of his or her	Governance and Stockholder
Immediate Family Members, or an entity in	Relations Committee
which any of the foregoing has a 5 percent
or greater ownership interest

Any other director or executive officer,	Chief compliance officer
an Immediate Family Member of such	in consultation with the
person, or an entity in which any of	Chair of the Governance
the foregoing has a 5 percent or greater	and Stockholder Relations
ownership interest	Committee

A 5 percent holder	Governance and Stockholder
Relations Committee

No member of the Governance and Stockholder Relations Committee will participate in the consideration of a related person arrangement in which such member or any of his or her Immediate Family Members is the related person.

The approving body or persons will consider all of the relevant facts and circumstances available to them, including (if applicable) but not limited to: the benefits to the company of the arrangement; the impact on a director’s independence; the availability of other sources for comparable products or services; the terms of the arrangement; and the terms available to unrelated third parties or to employees generally. The primary consideration is whether the transaction between TI and the related person (a) was the result of undue influence from the related person or (b) could adversely influence or appear to adversely influence the judgment, decisions or actions of the director or executive officer in meeting TI responsibilities or create obligations to other organizations that may come in conflict with responsibilities to TI.

No related person arrangement will be approved unless it is determined to be in, or not inconsistent with, the best interests of the company and its stockholders, as the approving body or persons shall determine in good faith.

The chief compliance officer will provide periodic reports to the committee on related person transactions. Any related person transaction brought to the attention of the chief compliance officer or of which the chief compliance officer becomes aware that is not approved or ratified pursuant to the process set forth above shall be terminated as soon as practicable.

Joseph F. Hubach, senior vice president, secretary, general counsel and chief compliance officer of the company, is the brother of Francis P. Hubach, Jr., partner in charge of the Dallas office of the law firm of Jones Day. The company, whose relationship with Jones Day began before Mr. J. Hubach joined the company, engaged the services of Jones Day during 2006. Mr. F. Hubach provides no services to the company. In accordance with TI’s policy, the committee reviewed the details of this relationship and, having determined that Mr. F. Hubach has no material interest, direct or indirect, in the transactions between TI and Jones Day, approved the continued engagement of Jones Day by the company. Mr. J. Hubach did not participate in any discussions regarding this matter. Given the determination that Mr. F. Hubach has no material interest, this relationship is not a related person transaction. However, TI discloses it in the interest of transparency.

Compensation Committee Interlocks and Insider Participation

During 2006, Mr. Carp, Mr. Sanders, Ms. Simmons and Ms. Whitman served on the Compensation Committee. No committee member (i) was an officer or employee of TI, (ii) was formerly an officer of TI, or (iii) had any relationship requiring disclosure under the SEC’s rules governing disclosure of related person transactions (Item 404 of Regulation S-K). No executive officer of TI served as a director or member of the compensation committee of another entity, one of whose directors or executive officers served as a member of our board of directors or a member of the Compensation Committee.

Cost of Solicitation

The solicitation is made on behalf of our board of directors. TI will pay the cost of soliciting these proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

Without receiving additional compensation, officials and regular employees of TI may solicit proxies personally, by telephone, fax or e-mail from some stockholders if proxies are not promptly received. We have also hired Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies at a cost of $12,000 plus out-of-pocket expenses.

Proposals of Stockholders

If you wish to submit a proposal for possible inclusion in TI’s 2008 proxy material, we must receive your notice, in accordance with rules of the SEC, on or before November 9, 2007. Proposals are to be sent to: Texas Instruments Incorporated, 12500 TI Boulevard, MS 8658, Dallas, Texas, 75243, Attn: Secretary.

If you wish to submit a proposal at the 2008 annual meeting (but not seek inclusion of the proposal in the company’s proxy material), we must receive your notice, in accordance with the company’s by-laws, on or before January 19, 2008.

All suggestions from stockholders concerning the company’s business are welcome and will be carefully considered by TI’s management. To ensure that your suggestions receive appropriate review, the Governance and Stockholder Relations Committee from time to time reviews correspondence from stockholders and management’s responses. Stockholders are thereby given access at the board level without having to resort to formal stockholder proposals. Generally, the board prefers you present your views in this manner rather than through the process of formal stockholder proposals. Please see page 5 for information on contacting the board.

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. If at least a majority of the shares of TI stock issued and outstanding and entitled to vote are present in person or by proxy, a quorum will exist.

Vote Required

For all matters submitted at the meeting, including the election of directors, an affirmative vote of the majority of the shares present in person or by proxy and entitled to vote thereon is necessary for approval.

We do not expect any matters to be presented for a vote at the annual meeting other than the election of directors and the proposal to ratify the appointment of the company’s independent registered public accounting firm for 2007. If you grant a proxy, the persons named in the proxy will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Under Delaware law and the company’s Restated Certificate of Incorporation and by-laws, the aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the meeting, whether those stockholders vote FOR, AGAINST or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of such matters. The total number of votes cast FOR each of these matters will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting on a matter by a stockholder present in person or represented by proxy at the meeting has the same legal effect as a vote AGAINST the matter even though the stockholder or interested parties analyzing the results of the voting may interpret such a vote differently. TI has appointed independent inspectors of election to tabulate the voting for the meeting.

Benefit Plan Voting

If you are a participant in the TI Contribution and 401(k) Savings Plan, or the TI 401(k) Savings Plan, you are a “named fiduciary” under the plans and are entitled to direct the voting of shares allocable to your accounts under these plans. The trustee administering your plan will vote your shares in accordance with your instructions. If you wish to instruct the trustee on the voting of shares held for your accounts, you should do so by April 16, 2007, in the manner described in the notice of meeting.

Additionally, participants under the plans are designated as “named fiduciaries” for the purpose of voting TI stock held under the plans for which no voting direction is received. TI shares held by the TI 401(k) savings plans for which no voting instructions are received by April 16, 2007, will be voted in the same proportions as the shares in the plans for which voting instructions have been received by that date.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires certain persons, including the company’s directors and executive officers, to file reports with the SEC regarding beneficial ownership of certain equity securities of the company. During 2006, due to an inadvertent clerical error at the company, Mr. Arthur L. George, Jr., filed an amendment to his Form 3 to reflect ownership of an additional 20,000 restricted stock units.

Telephone and Internet Voting

Registered Stockholders and Benefit Plan Participants. Stockholders with shares registered directly with Computershare (TI’s transfer agent) and participants who beneficially own shares in a TI benefit plan may vote telephonically by calling (800) 690-6903 (within the U.S. and Canada only, toll-free) or via the Internet at www.proxyvote.com.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. TI has been advised by counsel that the telephone and Internet voting procedures, which have been made available through ADP Investor Communication Services, are consistent with the requirements of applicable law.

Stockholders with Shares Registered in the Name of a Brokerage Firm or Bank. A number of brokerage firms and banks offer telephone and Internet voting options. These programs may differ from the program provided to registered stockholders and benefit plan participants. Check the information forwarded by your bank, broker or other holder of record to see which options are available to you.

Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.

Stockholders Sharing the Same Address

To reduce the expenses of delivering duplicate proxy materials, we are taking advantage of the SEC’s “householding” rules that permit us to deliver only one set of proxy materials to stockholders who share an address unless otherwise requested. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by calling Investor Relations at (972) 995-3773 or by writing to Texas Instruments Incorporated, P.O. Box 660199, MS 8657, Dallas, TX 75266-0199, Attn: Investor Relations. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling (800) 542-1061 or writing to Investor Relations at the address given above.

Electronic Delivery of Proxy Materials

As an alternative to receiving printed copies of these materials in future years, we are pleased to offer stockholders the opportunity to receive proxy mailings electronically. To request electronic delivery, please vote via the Internet at www.proxyvote.com and, when prompted, enroll to receive or access proxy materials electronically in future years.

After the meeting date, stockholders holding shares through a broker or bank may request electronic delivery by visiting www.icsdelivery.com/ti and entering information for each account held by a bank or broker. If you are a registered stockholder and would like to enroll, please visit www.computershare.com/us/sc/txnb or call TI Investor Relations at (972) 995-3773 for more information. If you are a participant in a TI benefit plan and would like to enroll, please call TI Investor Relations for more information.

Sincerely,

Joseph F. Hubach
Senior Vice President,
Secretary and
General Counsel

Dallas, Texas
March 9, 2007

DIRECTIONS AND OTHER ANNUAL MEETING INFORMATION

Directions

From DFW Airport: Take the North Airport exit to IH-635E. Take IH-635E to the Greenville Avenue exit. Turn right (South) on Greenville. Turn right (West) on Forest Lane. Texas Instruments will be on your right at the second traffic light. Please use the North entrance to the building.

From Love Field Airport: Take Mockingbird Lane East to US-75N (Central Expressway). Travel North on 75N to the Forest Lane exit. Turn right (East) on Forest Lane. You will pass two traffic lights. At the third light, the entrance to Texas Instruments will be on your left. Please use the North entrance to the building.

Parking

There will be reserved parking for all visitors at the North Lobby. Visitors with special needs requiring assistance will be accommodated at the South Lobby entrance.

Security

Please be advised that TI’s security policy forbids weapons, cameras and audio/video recording devices inside TI buildings. All bags will be subject to search upon entry into the building.

ATTN: JANE NAHRA
7839 CHURCHILL WAY
MS 3999
DALLAS, TX 75251

For registered shares, your proxy must be received by 11:59 P.M. (Eastern Daylight Time) on April 18, 2007.
For shares allocable to a benefit plan account, your proxy must be received by 11:59 P.M. (Eastern Daylight Time) on April 16, 2007.
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date (for shares allocable to a benefit plan account) or meeting date (for registered shares). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by Texas Instruments Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date (for shares allocable to a benefit plan account) or meeting date (for registered shares). Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Texas Instruments Incorporated, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	TEINS1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
TEXAS INSTRUMENTS INCORPORATED

The board of directors of Texas Instruments Incorporated recommends a vote FOR each of the nominees for director, and
FOR the board proposal.

Election of Directors

1.	Election of Directors - Nominees:		For	Against	Abstain			For	Against	Abstain

	01) J. R. Adams		☐	☐	☐		09) R. J. Simmons	☐	☐	☐

	02) D. L. Boren		☐	☐	☐		10) R. K. Templeton	☐	☐	☐

	03) D. A. Carp		☐	☐	☐		11) C. T. Whitman	☐	☐	☐

	04) C. S. Cox		☐	☐	☐	Vote on Proposal
								For	Against	Abstain
	05) T. J. Engibous		☐	☐	☐	2.	Board proposal to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2007.	☐	☐	☐

	06) D. R. Goode		☐	☐	☐

	07) P. H. Patsley		☐	☐	☐

	08) W. R. Sanders		☐	☐	☐

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

APRIL 19, 2007

You are cordially invited to attend the 2007 annual meeting of stockholders on Thursday, April 19, 2007, at the cafeteria on our property at 12500 TI Boulevard, Dallas, Texas, at 10:00 a.m. (Dallas time). At the meeting, we will consider the election of directors, the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2007, and such other matters as may properly come before the meeting.

Electronic Delivery of Proxy Materials

We are pleased to offer stockholders the opportunity to receive future proxy mailings by e-mail. To request electronic delivery, please vote via the Internet at www.proxyvote.com and, when prompted, enroll to receive or access proxy materials electronically in future years.

PROXY FOR ANNUAL MEETING TO BE HELD APRIL 19, 2007

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints DAVID L. BOREN, DANIEL A. CARP, THOMAS J. ENGIBOUS, PAMELA H. PATSLEY, or any one or more of them, the true and lawful attorneys of the undersigned with power of substitution, to vote as proxies for the undersigned at the annual meeting of stockholders of Texas Instruments Incorporated to be held in Dallas, Texas, on April 19, 2007, at 10:00 a.m. (Dallas time) and at any or all adjournments thereof, according to the number of shares of common stock that the undersigned would be entitled to vote if then personally present, in the election of directors and upon the board proposal and other matters properly coming before the meeting. If no contrary indication is made, this proxy will be voted FOR the election of each director nominee and the board proposal. If other matters come before the meeting, this proxy will be voted in the discretion of the named proxies.

Should you have an account in the TI Contribution and 401(k) Savings Plan or the TI 401(k) Savings Plan, this proxy represents the number of TI shares allocable to that plan account as well as other shares registered in your name. As a "named fiduciary" under the plans for TI shares allocable to that plan account and for shares for which no voting instructions are received, this proxy will serve as voting instructions for The Northern Trust Company, trustee for the plans, or its designee. The plans provide that the trustee will vote each participant's shares in accordance with the participant's instructions. If the trustee does not receive voting instructions for TI shares under the plans by April 16, 2007, those shares will be voted, in accordance with the terms of plans, in the same proportion as the shares for which voting instructions have been received. If other matters come before the meeting, the named proxies will vote plan shares on those matters in their discretion.

IMPORTANT – On the reverse side of this card are procedures on how to vote the shares.

Please consider voting by Internet or telephone.

TEXAS INSTRUMENTS INCORPORATED

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 19, 2007

You are cordially invited to attend the 2007 annual meeting of stockholders on Thursday, April 19, 2007, at the cafeteria on our property at 12500 TI Boulevard, Dallas, Texas, at 10:00 a.m. (Dallas time). At the meeting, we will consider the election of directors, a board proposal to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2007, and such other matters as may properly come before the meeting.

You are enrolled to receive stockholder communications on the Internet.

This e-mail contains instructions for accessing the Texas Instruments 2007 Proxy Statement and Annual Report for 2006 and for voting your shares. Please read the instructions carefully before proceeding.

VOTING YOUR SHARES AND VIEWING THE PROXY MATERIALS- Please review the Proxy Statement and Annual Report before voting. The Proxy Statement discusses the proposal to be voted on.

You can enter your voting instructions and view the shareholder material at the following Internet site. If your browser supports secure transactions you will be automatically directed to a secure site.

http://www.proxyvote.com/0012345678901

Registered shares must be voted by 11:59 p.m. (Eastern Daylight Time) on April 18, 2007. Shares allocable to a Texas Instruments (TI) benefit plan must be voted by 11:59 p.m. (Eastern Daylight Time) on April 16, 2007.

To enter your vote you will need the following:
CONTROL NUMBER: 012345678901
YOUR 4-DIGIT PIN NUMBER

If you are a TI employee-stockholder, your PIN is the last 4 digits of your Social Security Number (unless you have taken steps to change your PIN). For other stockholders, your PIN is the 4-digit PIN you enrolled with at the time you elected to receive electronic delivery (unless you have taken steps to change your PIN).

If you would like to cancel your enrollment, or change your e-mail address or PIN, please go to http://www.InvestorDelivery.com. You will need the enrollment number below, and your four-digit PIN. If you have forgotten your PIN, you can have it sent to your enrolled e-mail address by going to http://www.InvestorDelivery.com

Your InvestorDelivery Enrollment Number is:	M012345678901

This e-mail covers TI shares registered directly in your name and TI shares allocable to employee benefit plan(s). If you receive more than one e-mail or a proxy card in addition to this e-mail, it generally means that your holdings include other names or different spellings of your name, and you must vote under all e-mails and any proxy cards to vote all shares.

You may also view the proxy materials at:
http://www.ti.com/corp/docs/investor/arprox07.shtml

To view the proxy materials, you may need Adobe Acrobat Reader, which is available at the following Internet site:
http://www.adobe.com/products/acrobat/readstep2.html

There are no charges for any of the services referenced herein. There may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

PAPER COPIES - You may receive paper copies of the Proxy Statement and Annual Report by calling Investor Relations at (972) 995-3773 or by writing to Texas Instruments Incorporated, P.O. Box 660199, MS 8657, Dallas, TX 75266-0199, Attn: Investor Relations.

Dear Texas Instruments Stockholder:

You are enrolled to view the Texas Instruments 2007 Proxy Statement and the 2006 Annual Report (which includes the 2006 audited financial statements) over the Internet instead of receiving copies in the mail. You can now access these materials over the Internet at the following address:

http://www.ti.com/corp/docs/investor/arprox07.shtml

You can also view the Proxy Statement and Annual Report, vote your shares and enroll to receive these materials electronically in future years, at the following address:

http://www.proxyvote.com

You may vote over the Internet, by telephone or by returning a properly executed proxy card. See the Proxy Statement and the enclosed proxy card for additional information about the voting procedures.

You may receive paper copies of the 2007 Proxy Statement and 2006 Annual Report by calling Texas Instruments Investor Relations at (972) 995-3773 or by writing to Texas Instruments Incorporated, P.O. Box 660199, MS 8657, Dallas, TX 75266-0199, Attn: Investor Relations.

ProxyVote®
March 9, 2007
	TEXAS INSTRUMENTS INCORPORATED Annual Meeting	Meeting Materials

	Meeting Date : 04/19/2007 for holders as of 02/20/2007	ANNUAL REPORT

	CUSIP: 882508-E99	PROXY STATEMENT

As your vote is very important, we recommend that all voting instructions be received at least one business day prior to the voting cut-off time stated in the information circular. Scroll down for proxy instructions and voting.

▼	Scroll down for proxy instructions and voting.

The undersigned hereby appoints DAVID L. BOREN, DANIEL A. CARP, THOMAS J. ENGIBOUS, PAMELA H. PATSLEY, or any one or more of them, the true and lawful attorneys of the undersigned with power of substitution, to vote as proxies for the undersigned at the annual meeting of stockholders of Texas Instruments Incorporated to be held in Dallas, Texas, on April 19, 2007, at 10:00 a.m. (Dallas time) and at any or all adjournments thereof, according to the number of shares of common stock that the undersigned would be entitled to vote if then personally present, in the election of directors and upon the board proposal and other matters properly coming before the meeting. If no contrary indication is made, this proxy will be voted FOR the election of each director nominee and the board proposal. If other matters come before the meeting, this proxy will be voted in the discretion of the named proxies.

Should you have an account in the TI Contribution and 401(k) Savings Plan or the TI 401(k) Savings Plan, this proxy represents the number of TI shares allocable to that plan account as well as other shares registered in your name. As a "named fiduciary" under the plans for TI shares allocable to that plan account and for shares for which no voting instructions are received, this proxy will serve as voting instructions for The Northern Trust Company, trustee for the plans, or its designee. The plans provide that the trustee will vote each participant’s shares in accordance with the participant’s instructions. If the trustee does not receive voting instructions for TI shares under the plans by April 16, 2007, those shares will be voted, in accordance with the terms of plans, in the same proportion as the shares for which voting instructions have been received. If other matters come before the meeting, the named proxies will vote plan shares on those matters in their discretion.

Proxy Ballot:

Directors’ Recommendations:

Choose this if you would like to vote your shares following directors’ recommendations.
See below or refer to the proxy statement for the detailed recommendations. Please read them carefully.

  Vote

1A.	ELECTION OF DIRECTOR: J.R. ADAMS.

▶	Directors Recommend: FOR

™ For ™ Against ™ Abstain

1B.	ELECTION OF DIRECTOR: D.L. BOREN.

▶	Directors Recommend: FOR

™ For ™ Against ™ Abstain

1C.	ELECTION OF DIRECTOR: D.A. CARP.

▶	Directors Recommend: FOR

™ For ™ Against ™ Abstain

1D.	ELECTION OF DIRECTOR: C.S. COX.

▶	Directors Recommend: FOR

™ For ™ Against ™ Abstain

1E.	ELECTION OF DIRECTOR: T.J. ENGIBOUS.

▶	Directors Recommend: FOR

™ For ™ Against ™ Abstain

1F.	ELECTION OF DIRECTOR: D.R. GOODE.

▶	Directors Recommend: FOR

™ For ™ Against ™ Abstain

1G.	ELECTION OF DIRECTOR: P.H. PATSLEY.

▶	Directors Recommend: FOR

™ For ™ Against ™ Abstain

1H.	ELECTION OF DIRECTOR: W.R. SANDERS.

▶	Directors Recommend: FOR

™ For ™ Against ™ Abstain

1I.	ELECTION OF DIRECTOR: R.J. SIMMONS.

▶	Directors Recommend: FOR

™ For ™ Against ™ Abstain

1J.	ELECTION OF DIRECTOR: R.K. TEMPLETON.

▶	Directors Recommend: FOR

™ For ™ Against ™ Abstain

1K.	ELECTION OF DIRECTOR: C.T. WHITMAN.

▶	Directors Recommend: FOR

™ For ™ Against ™ Abstain

Proxy Vote.com	Page 2 of 2

02.	BOARD PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007.

▶	Directors Recommend: FOR

™ For ™ Against ™ Abstain

Vote my shares as per the above selections

Click to see: “Letter to our clients regarding voting authority”

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